Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among:

SEQUENOM, INC.,

a Delaware corporation;

LABORATORY CORPORATION OF AMERICA HOLDINGS,

a Delaware corporation; and

SAVOY ACQUISITION CORP.,

a Delaware corporation

Dated as of July 26, 2016

i

(continued)

(continued)

(continued)

		Page

9.10	Obligation of Parent	59

9.11	Construction	59

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of July 26, 2016, by and among: LABORATORY CORPORATION OF AMERICA HOLDINGS, a Delaware corporation (“Parent”); SAVOY ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”); and SEQUENOM, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent has agreed to cause Purchaser to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock, including all associated Rights under the Company Rights Agreement (the “Shares”) for $2.40 per Share (such amount, or any higher amount per Share paid pursuant to the Offer, being the “Offer Price”), net to the seller in cash, without interest, upon the terms and subject to the conditions of this Agreement.

B. Following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the merger and as a wholly owned subsidiary of Parent (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 2.5, (i) each issued and outstanding Share not owned by Parent, Purchaser or the Company as of the Effective Time shall be converted into the right to receive the Offer Price, in cash, without interest and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

C. The Board of Directors of the Company has (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair and advisable to, and in the best interest of, the Company and its stockholders, (ii) agreed that the Merger shall be effected under Section 251(h) and other relevant provisions of the DGCL, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger and (iv) resolved to recommend that the stockholders of the Company tender their shares to Purchaser pursuant to the Offer (the “Company Board Recommendation”).

D. The Board of Directors of each of Parent and Purchaser have approved this Agreement and declared it advisable for Parent and Purchaser, respectively, to enter into this Agreement.

E. Parent, Purchaser and the Company acknowledge and agree that the Merger shall be effected under Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable (but subject to the requirements of Section 2) following the Offer Acceptance Time.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. THE OFFER

1.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8, as promptly as practicable after the date of this Agreement but in no event more than ten (10) business days after the date of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b) Terms and Conditions of the Offer. The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment, and pay for, any Shares (including Shares issued pursuant to Company Restricted Stock Awards) tendered pursuant to the Offer are subject to the terms and conditions of this Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions set forth in Annex I (collectively, the “Offer Conditions”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition and the other Offer Conditions. Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, Purchaser shall not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions in a manner that adversely affects, or reasonably could adversely affect, any holder of Shares, (F) change or waive the Minimum Condition, (G) extend or otherwise change the Expiration Date in a manner other than as required or permitted by this Agreement, or (H) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer, unless this Agreement is terminated in accordance with Section 8.

(c) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one minute following 11:59 p.m., Eastern Time, on the date that is twenty business days following the Offer Commencement Date, determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act (unless otherwise agreed to in writing by Parent and the Company) (the “Initial Expiration Date,” such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Section 8: (i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied; (ii) Purchaser shall extend the Offer from time to time for: (A) any period required by any Legal Requirement, any interpretation or position of the SEC, the staff thereof or NASDAQ applicable to the Offer; and (B) periods of up to ten (10) business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act and the Antitrust Laws in the jurisdictions specified in Schedule 1.1(c) shall have expired or been terminated; and (iii) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, at the request of the Company, Purchaser shall extend the Offer on one or more occasions for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied; provided, however, that in no event shall Purchaser: (1) be required to extend the Offer beyond the earliest to occur of (the “Extension Deadline”) (x) the valid termination of this Agreement in compliance with Section 8 and (y) the first business day immediately following the End Date; or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company. Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Section 8.

(d) Termination of Offer. In the event that this Agreement is terminated pursuant to Section 8.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and, in any event, within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser, Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Legal Requirements, all tendered Shares to the registered holders thereof.

(e) Offer Documents. As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal and (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Shares. Parent and Purchaser agree that they shall cause the Schedule TO and all exhibits, amendments or supplements thereto (which together constitute the “Offer Documents”) filed by either Parent or Purchaser with the SEC to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Legal Requirements. Each of Parent, Purchaser and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Company, its Subsidiaries and the Company’s stockholders that may be required in connection with any action contemplated by this Section 1.1(e). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Purchaser agree to provide the Company and its counsel with any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Each of Parent and Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff.

(f) Funds. Without limiting the generality of Section 9.10, Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement.

(g) Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted.

1.2 Company Actions.

(a) Schedule 14D-9. As promptly as practicable on the day that the Offer is commenced, following the filing of the Schedule TO, the Company shall file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.1(b), shall reflect the Company Board Recommendation. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Legal Requirements. Each of Parent, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall promptly furnish or otherwise make available to Company or Company’s legal counsel all information concerning Parent and Purchaser and their stockholders that may be required in connection with any action contemplated by this Section 1.2(a). Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. The Company shall provide Parent and its counsel a reasonable opportunity to participate in the formulation of any response to such comments of the SEC or its staff.

(b) Stockholder Lists. The Company shall cause its transfer agent to promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case accurate and complete as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall deliver, and shall use their reasonable efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control.

SECTION 2. MERGER TRANSACTION

2.1 Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Purchaser shall be merged with and into the Company, and the separate existence of Purchaser shall cease. The Company will continue as the Surviving Corporation.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.3 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing between the Company, Parent and Purchaser, the consummation of the Merger (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 975 Third Avenue, New York, NY 10022, at 8:00 a.m., Eastern Time, on the first business day following the Offer Acceptance Time except if the condition set forth in Section 7.1 shall not be satisfied or waived by such date, in which case on no later than the first business day on which Section 7.1 is satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Purchaser shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, Section 251(h) of the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”).

2.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) Unless otherwise determined by Parent prior to the Effective Time:

(i) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

(ii) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Purchaser as in effect immediately prior to the Effective Time; and

(iii) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are designated as directors and officers on Schedule 2.4(a)(iii).

(b) The Company shall prepare and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of (i) the resignation from office as a director of the Company of those individuals specified by Parent prior to the Effective Time and, in each case, effective at the Effective Time, and (ii) the adoption of any necessary resolutions by the Board of Directors of the Company to effect as of the Effective Time the actions set forth in Section 2.4(a) (including (1) the director appointments of the individuals set forth on Schedule 2.4(a)(iii) and (2) the amendment and restatement of the Bylaws of the Surviving Corporation as contemplated by Section 2.4(a)(ii)). The Company and Parent agree that any such resignation as a director does not terminate any employment relationship of such individual with the Company, and shall be without prejudice to any rights that such director may have under any existing employment, severance or other similar agreement with the Company or under applicable Legal Requirement.

2.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any other Person:

(i) any Shares then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares then held by Parent, Purchaser or any other wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Section 2.5(b), each Share then outstanding (other than any Dissenting Shares) shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 2.6(e) upon surrender of the Certificate or Book-Entry Share representing such Share in accordance with Section 2.6(b); and

(iv) each share of the common stock, $0.001 par value per share, of Purchaser then outstanding shall be converted into one share of common stock of the Surviving Corporation.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

2.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Offer Acceptance Time, Parent shall designate a bank or trust company, reasonably acceptable to the Company, for the holders of shares of Company Common Stock and Non-Employee Equity Awards to receive the funds to which holders of such shares and such Non-Employee Equity Awards shall become entitled pursuant to Section 1.1(b) and to act as agent (the “Paying Agent”) for the holders of shares of Company Common Stock or Non-Employee Equity Awards to receive the funds to which holders of such shares and such Non-Employee Equity Awards shall become entitled pursuant to Section 2.5 (along with applicable amounts payable pursuant to Section 2.8(d)). The Paying Agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. At or prior to the Offer Acceptance Time, Parent or Purchaser shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to make payment of the cash consideration payable pursuant to Section 1.1(b) and with the Paying Agent cash sufficient to make payment of the cash consideration payable pursuant to Sections 2.5 and, if applicable, Section 2.8(d) (together, the “Payment Fund”). The Payment Fund shall not be used for any other purpose.

(b) Promptly after the Effective Time (but in no event later than five (5) business days thereafter), Parent shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of the shares of Company Common Stock or Non-Employee Equity Awards entitled to receive the Merger Consideration pursuant to Section 2.5 (including in connection with an exercise or deemed exercise of a Company Warrant) or Section 2.8(d) a form of letter of transmittal (which shall be in reasonable and customary form and shall specify that, in the case of the shares of Company Common Stock, delivery shall be effected, and risk of loss and title to the certificates evidencing such shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent), and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares pursuant to such letter of transmittal. With respect to shares of Company Common Stock, upon surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the shares of Company Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c) At any time following twelve (12) months after the Effective Time, the Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Non-Employee Equity Awards, Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Parent or the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may, in the case of holders of Certificates or Book-Entry Shares, be payable only upon due surrender of the Certificates or Book-Entry Shares held by them (or effective affidavits of loss in lieu thereof). Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Non-Employee Equity Awards, Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the shares of Company Common Stock shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Legal Requirements.

(e) Each of the Surviving Corporation, Paying Agent, Parent and Purchaser shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the Merger Consideration payable to any holder of the Shares or any other consideration otherwise payable pursuant to this Agreement such amounts as it is required by any Legal Requirement to deduct and withhold with respect to Taxes. Each such payor shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Body. If any withholding obligation may be avoided by a payee providing information or documentation to the applicable payor, such payor shall request such information from such payee and use commercially reasonable efforts to avoid such withholding obligation. To the extent that amounts are so withheld and properly remitted to the appropriate Governmental Body, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or other recipient of consideration hereunder in respect of which such deduction and withholding was made.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as Parent or Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Section 2.

2.7 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time, and held by holders who are entitled to demand appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s shares of Company Common Stock shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), and such shares shall not be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, without prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

2.8 Treatment of Company Options and Company RSUs; Company Restricted Stock Awards and Company Warrants. As soon as reasonably practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Equity Plans) shall adopt such resolutions and take such other actions as may be required to provide that:

(a) Each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time and held by an individual who, as of the Effective Time, is an active employee, director or consultant of the Company (each a “Company Accelerated Option”), shall accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, the Parent, Purchaser or the Company, each Company Option that is then outstanding and unexercised shall be cancelled and converted into the right to receive cash in an amount equal to the product of (i) the total number of shares of Company Common Stock subject to the vested portion of such

Company Option immediately prior to the Effective Time (taking into account any acceleration of vesting), multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per Share under such Company Option, which amount shall be paid in accordance with Section 2.8(d). No holder of a Company Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company Option before or after the Effective Time.

(b) Each Company RSU that is outstanding as of immediately prior to the Effective Time and held by an individual who, as of the Effective Time, is an active employee, director or consultant of the Company (each a “Company Accelerated RSU”), shall accelerate and become fully vested effective immediately prior to, and contingent upon, the Effective Time. In lieu of any issuance of shares of Company Common Stock in settlement of such Company RSU, as of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, the Parent, Purchaser or the Company, each Company RSU that is outstanding shall be cancelled and converted into the right to receive cash in an amount in cash equal to the product of (i) the total number of shares of Company Common Stock issuable in settlement of the vested portion of such Company RSU immediately prior to the Effective Time (taking into account any acceleration of vesting), multiplied by (ii) the Merger Consideration, which amount shall be paid in accordance with Section 2.8(d).

(c) Each Company Restricted Stock Award that is outstanding as of immediately prior to the Offer Acceptance Time shall accelerate and become fully vested such that the Company’s right of reacquisition or repurchase, as applicable, shall lapse in full effective immediately prior to, and contingent upon, the Offer Acceptance Time. As of the Offer Acceptance Time, by virtue of the Merger and without any further action on the part of the holders thereof, the Parent, Purchaser or the Company, each share of Company Common Stock underlying each Company Restricted Stock Award shall be treated as an outstanding Share for purposes of this Agreement, including for purposes of tendering pursuant to the Offer.

(d) As soon as reasonably practicable after the Effective Time (but no later than the later of ten (10) business days after the Effective Time or the first payroll date after the Effective Time), Parent shall cause the Surviving Corporation to pay the aggregate Merger Consideration, net of any applicable withholding Taxes, payable with respect to Company Options and Company RSUs through, to the extent applicable, the Surviving Corporation’s payroll (subject to any required tax withholdings) to the holders of Company Options and Company RSUs; provided, however, that to the extent the holder of a Company Option or a Company RSU is not, and was not at any time during the vesting period of the Company Option or Company RSU, as applicable, a Company employee (each such Company Option or Company RSU a “Non-Employee Equity Award”), the consideration payable pursuant to Section 2.8(a) with respect to such Company Options or pursuant to Section 2.8(b) with respect to such Company RSUs shall be paid by the Paying Agent in the manner described in Section 2.6.

(e) Prior to the Closing, the Company shall satisfy all notification requirements under the terms of any Company Warrants.

2.9 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in this Section 3 is subject to (a) exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 3; (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is applicable to qualify such representation and warranty; and (c) disclosure in the Company SEC Documents filed since January 1, 2014 and prior to the date of this Agreement (other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or other forward-looking statements in such Company SEC Documents)):

3.1 Due Organization; Subsidiaries, Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. The Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Part 3.1(b) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of its Subsidiaries owns any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(b) of the Company Disclosure Schedule and securities in a publicly traded company held for investment by the Company. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Assuming the Purchaser has accepted for payment and paid for a sufficient number of Shares validly tendered and not properly withdrawn pursuant to the Offer to satisfy the Minimum Condition, no vote of stockholders of the Company shall be required to authorize the Merger.

(c) Each Subsidiary of the Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing does not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of the Certificate of Incorporation, and bylaws and other charter and organizational documents of each of the Acquired Corporations, including all amendments thereto, as in effect on the date of this Agreement.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 275,000,000 shares of Company Common Stock, $0.001 par value per share, of which 119,243,357 shares (including shares issued as Company Restricted Stock Awards) have been issued and are outstanding as of the close of business on the day immediately preceding the date of this Agreement; and (ii) 5,000,000 shares of the Company’s preferred stock, $0.001 par value per share, of which no shares have been issued or are outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

(b) (i) Except for 713,655 shares of Company Restricted Stock Awards (628,903 of which are vested and 84,752 of which are unvested) outstanding as of the close of business on the day immediately preceding the date of this Agreement, none of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock are subject to any right of first refusal in favor of the Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having a right to vote on any matters on which the stockholders of the Company have a right to vote; and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities other than pursuant to the Company Convertible Notes. The Company Common Stock constitutes the only outstanding class of securities of the Company or its Subsidiaries registered under the Securities Act.

(c) As of the close of business on the day immediately preceding the date of this Agreement: (i) 12,908,209 shares of Company Common Stock are subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans; (ii) 84,752 shares of Company Common Stock are subject to outstanding and unvested Company Restricted Stock Awards granted under the Company Equity Plans (which amount is included in the number of issued and outstanding shares of Company Common Stock set forth in Section 3.3(a)); (iii) 5,005,493 shares of Company Common Stock are subject to issuance pursuant to Company RSUs granted and outstanding under the Company Equity Plans; (iv) 168,663 shares of Company Common Stock are estimated to be subject to outstanding purchase rights under the

ESPP (assuming that the closing price per share of Company Common Stock as reported on the purchase date for the current offering period was equal to the Offer Price); (v) 7,691,169 shares of Company Common Stock are reserved for future issuance under Company Equity Plans; (vi) 762,646 shares of Company Common Stock are reserved for future issuance under the ESPP (including shares estimated in clause “(iv)” above); (vii) 200,000 shares of Company Common Stock are subject to issuance pursuant to Company Warrants (assuming no net exercise of any Company Warrants); and (viii) 28,088,372 shares of Company Common Stock are subject to issuance pursuant to the Company Convertible Notes. The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Company Options, Company RSUs and Company Restricted Stock Awards outstanding as of the date of this Agreement, the forms of all stock option agreements evidencing such Company Options, restricted stock unit and restricted stock award grant notices, the forms of agreements evidencing the Company RSUs and Company Restricted Stock Awards, the forms of all warrants evidencing the Company Warrants and the forms of all notes evidencing the Company Convertible Notes. The Company has delivered or made available to Parent or Parent’s Representatives copies of the ESPP and applicable offering document. Other than as set forth in this Section 3.3(c) and Section 3.3(b), there is no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company.

(d) Except as set forth in this Section 3.3 or Part 3.3(d) of the Company Disclosure Schedule, there are no: (i) outstanding shares of capital stock, or other equity interest in, the Company or any Subsidiary; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock, restricted stock units, stock-based performance units or any other rights that are linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of the Company or any Subsidiary; or (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any Subsidiary.

(e) The Company has delivered to Parent a copy of the Company Rights Agreement as currently in effect. The Company has amended the Company Rights Agreement to provide that: (i) neither Parent nor Purchaser nor any of their respective Affiliates shall be deemed to be an Acquiring Person (as such term is defined in the Company Rights Agreement), and such amendment does not so exclude any other Person, (ii) neither a Distribution Date nor a Shares Acquisition Date (as each such term is defined in the Company Rights Agreement) shall be deemed to have occurred, and the Rights will not detach from the Company Common Stock or become non-redeemable, as a result of the execution, delivery or performance of this Agreement or the consummation of the Offer, the Merger or the other Transactions, and (iii) the Rights and the Company Rights Agreement shall expire and terminate immediately prior to the Offer Acceptance Time.

(f) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid, nonassessable and not subject to any preemptive rights and are owned by the Company, directly or indirectly, beneficially and of record, free and clear of all

Encumbrances and transfer restrictions, except for such Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws. Except for its interest in the Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity interest in, any Person.

3.4 SEC Filings; Financial Statements.

(a) Since January 1, 2014, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (except as may be indicated in the notes to such financial statements or, in the case of the unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end adjustments). No financial statements of any Person other than the Subsidiaries of the Company are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company maintains, and at all times since January 1, 2014 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2015, and such assessment concluded that such controls were effective. Except as set forth in Part 3.4(c) of the Company Disclosure Schedule or the Company SEC Documents filed prior to the date of this Agreement, since January 1, 2014, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (2) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (3) any claim or allegation regarding any of the foregoing.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to ensure that all material information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) The Company is not a party to nor has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or overtly threatened, in each case regarding any accounting practices of the Company.

(g) Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such

Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(i) The information with respect to the Company that the Company furnishes to Parent or Purchaser in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO and at the time of any distribution or dissemination of the Offer Documents, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(ii) Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Company Disclosure Documents.

(h) Since January 1, 2013 there have not been any disagreements with the current or former independent accountants engaged as the principal accountants to audit the Company’s financial statements, or an independent accountant who was previously engaged to audit a significant subsidiary of the Company and on whom the principal accountants expressed reliance in their report, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if required to be disclosed in the Company SEC Documents pursuant to the published rules and regulations of the SEC applicable thereto, were not so disclosed in a timely manner.

(i) Since January 1, 2013, except as set forth on Part 3.4(i) of the Company Disclosure Schedule, (A) none of the matters described in paragraphs (a)(1)(v) (A) through (D) of Item 304 of SEC Regulation S-K have occurred with respect to the Company’s former independent accountants dismissed on June 19, 2015, (B) the former principal accountants have not advised the Company that one or more significant deficiencies or material weaknesses in internal control over financial reporting have existed, and (C) the Company (or someone on its behalf) has not consulted the new independent accountants engaged on June 19, 2015 regarding any of the matters described in paragraphs (a)(2)(i) and (ii) of Item 304 of SEC Regulation S-K.

3.5 Absence of Changes. Except as expressly contemplated by this Agreement or as set forth on Part 3.5 of the Company Disclosure Schedule, since December 31, 2015 through the date of this Agreement, (a) except for discussions, negotiations and transactions related to this Agreement or other potential strategic transactions, the Acquired Corporations have operated in all material respects in the ordinary course of business consistent with past practice and (b) there has not occurred any event, change, action, failure to act, transaction or state of facts that, individually or in the aggregate, has had or would be reasonably expected to have, a Company Material Adverse Effect. Except as expressly contemplated by this Agreement, since December 31, 2015 through the date of this Agreement, the Acquired Corporations have not taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of Parent pursuant to Section 5.2.

3.6 Title to Assets. The Acquired Corporations have good and valid title to all assets owned by them as of the date of this Agreement, including all assets (other than capitalized or operating leases) reflected on the Company’s audited balance sheet as of December 31, 2015 included in the last Annual Report on Form 10-K (the “Balance Sheet”) filed by the Company with the SEC but excluding intellectual property which is covered by Section 3.8, except for assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet and except where such failure would not reasonably be expected to have a Company Material Adverse Effect.

3.7 Real Property.

(a) The Acquired Corporations do not own and have not owned any real property.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Acquired Corporations hold a valid and existing leasehold interest in the material real property that is leased or subleased by the Acquired Corporations from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances. As of the date of this Agreement, none of the Acquired Corporations have received any written notice regarding any violation, breach, default, termination or cancellation under any Company Lease that has not since been cured. There is no default under any Company Lease by the Company or any of its Subsidiaries, and, to the knowledge of the Company, no event has occurred that with lapse of time or the giving of notice would reasonably be expected to constitute a default, except for defaults or events that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

3.8 Intellectual Property.

(a) Part 3.8(a)(i) of the Company Disclosure Schedule identifies (i) the name of applicant/registrant, (ii) the jurisdiction of application/registration and (iii) the application or registration number for each item of material Registered IP owned by any Acquired Corporation. Other than as set forth on Part 3.8(a)(ii) of the Company Disclosure Schedule, the Acquired Corporations own and possess all right, title and interest in and to or have the right to use, pursuant to a valid and enforceable agreement, all material Company IP, free and clear of all Encumbrances other than Permitted Encumbrances and any Encumbrances caused or created by any action or failure to act by any Person other than the Acquired Corporations. To the knowledge of the Company, (i) all Company IP owned by the Company or any of its Subsidiaries is exclusively owned by the Company or one of its Subsidiaries, as applicable, and (ii) all Registered IP owned by the Company or any of its Subsidiaries are subsisting, valid and enforceable. As of the date of this Agreement, other than as set forth on Part 3.8(a)(iii) of the Company Disclosure Schedule, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings) is pending or, to the knowledge of the Company, overtly threatened, in which the scope, validity, enforceability or ownership of any Registered IP listed on Part 3.8(a)(i) of the Company Disclosure Schedule is being or has been contested or challenged.

(b) No Company Associate owns or has any claim, right (whether or not currently exercisable) or interest to or in any material Company IP that is owned solely by an Acquired Corporation.

(c) To the knowledge of the Company, except as set forth on Part 3.8(c) of the Company Disclosure Schedule, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution is being used, directly or indirectly, to create, in whole or in part, Intellectual Property Rights owned or purported to be owned by an Acquired Corporation, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights to such Intellectual Property Rights.

(d) Part 3.8(d) of the Company Disclosure Schedule sets forth each license agreement pursuant to which an Acquired Corporation licenses in any material Intellectual Property Right (each an “In-bound License”) or licenses out any material Intellectual Property Right owned by an Acquired Corporation (each an “Out-bound License”) (provided, that, In-bound Licenses shall not include commercially available off-the-shelf software agreements, clinical trial agreements and material transfer agreements entered into in the ordinary course of business, and Out-bound Licenses shall not include non-exclusive outbound licenses, clinical trial agreements, material transfer agreements, sponsored research agreements and research collaboration agreements entered into in the ordinary course of business).

(e) Except as set forth on Part 3.8(e) of the Company Disclosure Schedule, the operation of the business of the Acquired Corporations as currently conducted does not infringe, misappropriate or otherwise violate any valid and enforceable Intellectual Property Rights owned by any other Person, and to the knowledge of the Company, no other Person is infringing, misappropriating or otherwise violating any Company IP owned by an Acquired Corporation, nor has any Acquired Corporation, since January 1, 2013, made any such written claims against any Person (including employees and former employees of the Company or any of its Subsidiaries). Except as set forth on Part 3.8(e) of the Company Disclosure Schedule, as of the date of this Agreement, no Legal Proceeding is pending and served (or, to the knowledge of the Company, is being overtly threatened or is pending and has not been served) against an Acquired Corporation or by an Acquired Corporation relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Rights owned by another Person or any Company IP owned by an Acquired Corporation. Since January 1, 2013 through the date of this Agreement, the Company has not received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Right owned by another Person by an Acquired Corporation.

(f) Except as set forth on Part 3.8(f) of the Company Disclosure Schedule, none of the Company IP owned or purported to be owned by an Acquired Corporation is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Company

IP by the Acquired Corporations or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Company IP owned or purported to be owned by an Acquired Corporation.

(g) The Company and its Subsidiaries have taken reasonable steps designed to protect and preserve the confidentiality and value of all material processes, technical data and information, and other similar confidential and proprietary information of the Company included in the Company IP (“Trade Secrets”). To the knowledge of the Company, no Trade Secret material to the business of the Company or any of its Subsidiaries, taken as a whole, has been subject to unauthorized disclosure.

(h) The Company and each of its Subsidiaries has implemented commercially reasonable measures designed to (i) protect the confidentiality, integrity and security of its IT Assets and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties and (ii) prevent the introduction of Malicious Code into Software used in the businesses of the Company and its Subsidiaries, including firewall protections and regular virus scans. To the knowledge of the Company, no person has gained unauthorized access to any of the Company’s or its Subsidiaries’ IT Assets, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.9 Contracts.

(a) Part 3.9(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Material Contract”:

(i) any Company Contract constituting a Company Employee Agreement pursuant to which the Company is or may become obligated to (A) make any severance, termination, tax gross-up or similar payment to any Company Associate or any spouse or heir of any Company Associate except for severance, termination or similar payments required by applicable Legal Requirements that do not exceed $100,000 per beneficiary, (B) make any bonus, deferred compensation or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business) in excess of $100,000 to any Company Associate or (C) grant or accelerate the vesting of, or otherwise modify, any Company Stock Award other than accelerated vesting provided in Company Equity Plans and agreements issued thereunder;

(ii) any Company Contract (A) limiting the freedom or right of an Acquired Corporation, in any material respect, to engage or compete in any line of business, to make use of any material Company IP or to compete with any other Person in any location or line of business, or (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by an Acquired Corporation or exclusivity obligations or restrictions or otherwise limiting the freedom or right of an Acquired Corporation to sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person;

(iii) any Company Contract that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to an Acquired Corporation in an amount having an expected value in excess of $1,000,000 in the fiscal year ending December 31, 2016 or in any fiscal year thereafter or $2,000,000 in the aggregate over the term of such Contract and cannot be cancelled by the Acquired Corporation without penalty or further payment without more than ninety (90) days’ notice (other than payments for services rendered to the date), excluding non-exclusive outbound licenses, clinical trial agreements and material transfer agreements entered into in the ordinary course of business;

(iv) any Company Contract relating to Indebtedness of any Acquired Corporation in excess of $100,000 (whether incurred, assumed, guaranteed or secured by any asset);

(v) any Company Contract for the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $2,000,000, except for acquisitions of supplies and acquisitions and dispositions of inventory in the ordinary course of business;

(vi) any Company Contract that provides for interest rate caps, collars or swaps, currency hedging or any other similar agreement to which the Company or any of its Subsidiaries is a party;

(vii) any Company Contract that forms or creates, or governs the operation or management of, any joint venture, partnership or limited liability corporation;

(viii) any Company Contract that grants any put option, call option, right of first refusal or right of first offer or similar right with respect to any material assets or material businesses of the Company and its Subsidiaries;

(ix) any Company Contract that requires or permits the Company, or any successor, to, or acquirer of the Company, to make any payment to another person as a result of a change of control of the Company (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;

(x) any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of any Acquired Corporation, the pledging of the capital stock or other equity interests of any Acquired Corporation or the issuance of any guaranty by any Acquired Corporation;

(xi) any In-bound License and any Out-bound License;

(xii) any other Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xiii) any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Company

Common Stock or any of their Affiliates (other than the Company) or immediate family members (other than employee offer letters that can be terminated at will without severance obligations and Company Contracts pursuant to Company Stock Awards);

(xiv) any Company Contract for the lease or sublease of any material real property; and

(xv) any Company Contract that represents any commitment or agreement to enter into any of the foregoing.

(b) As of the date of this Agreement, the Company has either delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of each Material Contract or has publicly made available such Material Contract in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. Neither the applicable Acquired Corporation nor, to the knowledge of the Company, the other party is in material breach of or material default under any Material Contract and neither the applicable Acquired Corporation, nor, to the knowledge of the Company, the other party has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the applicable Acquired Corporation and, to the knowledge of the Company, the other party, a valid agreement, binding, and in full force and effect. To the knowledge of the Company, each Material Contract is enforceable by the applicable Acquired Corporation in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Acquired Corporations have not received any written notice regarding any material violation, material breach or material default under any Material Contract that has not since been cured. No Acquired Corporation has waived in writing any rights under any Material Contract, the waiver of which would be, either individually or in the aggregate, material to the Company and its Subsidiaries.

3.10 Liabilities. As of the date of this Agreement, except as set forth on Part 3.10 of the Company Disclosure Schedule, the Acquired Corporations do not have any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, of the type required by GAAP to be disclosed, reserved or reflected in a consolidated balance sheet or the notes thereto, except for: (i) liabilities disclosed on the unaudited balance sheet of the Acquired Corporations as of March 31, 2016 (including the notes thereto) included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 5, 2016, (ii) liabilities incurred in the ordinary course of business since March 31, 2016, and (iii) liabilities that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.11 Compliance with Legal Requirements. Each Acquired Corporation is, and since January 1, 2013, has been, in compliance with all applicable Legal Requirements in all material respects and, since January 1, 2013 through the date of this Agreement, no Acquired Corporation has been given written notice of, or been charged with, any unresolved material violation of any Legal Requirement.

3.12 Regulatory Matters.

(a) The Company, including but not limited to its systems and operations and Material Contracts is not now, and during the last three (3) years has not been, in material default or violation of any Law or order to the extent applicable to the Company or by which any property or asset of the Company is bound, including, without limitation, (i) the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn, and all regulations promulgated thereunder (known as the “Stark Law”), (ii) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and all regulations promulgated thereunder (known as the “Anti-Kickback Statute”), (iii) the Federal False Claim Act, 31 U.S.C. § 3729, and all regulations promulgated thereunder, (iv) the Occupational Safety and Health Act, and all regulations promulgated thereunder that apply to the Company or its business (known as “OSHA”), (v) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq., and all regulations promulgated thereunder, (vi) the Clinical Laboratory Improvement Amendments, 42 C.F.R. Part 493, and all regulations promulgated thereunder (“CLIA”), (vii) applicable Laws of the United States Drug Enforcement Administration (“DEA”), (viii) state anti-kickback, fee-splitting and patient brokering Laws, (ix) Information Privacy and Security Laws, and (x) state Laws governing self-referral and the licensure and operation of clinical laboratories.

(b) Neither the Company nor the officers, directors, managing employees or agents of the Company nor, to the knowledge of the Company, any other employees of the Company, have engaged in any activities which are cause for criminal or civil penalties against, or mandatory or permissive exclusion of, the Company from Medicare, Medicaid, or any other federal health care program under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, or 1395nn, the Federal Employees Health Benefits program statute, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations.

(c) The Company’s diagnostic tests are being lawfully marketed under FDA’s current policies and grant of enforcement discretion applied to traditional laboratory developed tests (“LDTs”). Without limiting the generality of the foregoing, all diagnostic tests that are considered by the Company to be LDTs are and always have been: (i) designed, manufactured and used within a single laboratory that is approved in accordance with the CLIA; (ii) validated to meet performance characteristics relating to analytical validity for the use of each test system in the laboratory’s own environment; and (iii) utilized under the order of a licensed healthcare provider. Any diagnostic testing that the Company conducts outside of the United States, and any specimen collection kits that the Company distributes outside of the United States, comply with the Laws of any country where the diagnostic testing is performed or where the specimen collection kits are distributed.

(d) All material federal, state, county, local or foreign permits and licenses (including, without limitation, 510(k)s, pre-market approval applications approved by the FDA in accordance with 21 U.S.C. § 360(e) and 21 C.F.R. Part 814, Investigational Device Exemptions, Medicare, Medicaid and other provider numbers, state laboratory licenses, CLIA and DEA certifications and other permits, as well as corresponding foreign permits and licenses) that have been issued to the Company and that are currently in effect (the “Company Licenses”) constitute all the material permits necessary for the conduct of the Company’s business and use of the Company facilities as currently used. Each Company License is valid and in full force and effect. To the knowledge of the Company, the Company is in compliance in all material respects with all terms and conditions of the Company Licenses. There is no investigation or proceeding pending or, to the knowledge of the Company, threatened that could result in the termination, revocation, suspension, or restriction of any Company License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company License.

(e) All submissions made by Company or by any third party on behalf of the Company in connection with any Company diagnostic tests or other products to any Governmental Body were, and as of the Closing Date will be, accurate and complete in all material respects.

(f) Except as set forth in Part 3.12(f) of the Company Disclosure Schedule, during the three (3) years prior to the date of this Agreement, the Company has not received any Food and Drug Administration (“FDA”) Form FDA 483 or other Governmental Body notice of inspectional observations, “warning letters,” “untitled letters” or, to the knowledge of the Company, requests or requirements to make changes to the Company’s operations (including the Company’s diagnostic testing services, sample collection kits, or other Company products or services), or similar correspondence or written notice from the FDA or other Governmental Body and alleging or asserting noncompliance with any applicable Laws, permits or such requests or requirements of a Governmental Body.

(g) To the knowledge of the Company, all studies, tests and preclinical and clinical trials in respect of the business and products of the Company being conducted by or on behalf of the Company that have been or will be submitted to any Governmental Body, including the FDA are being or have been conducted in compliance with all applicable Laws and guidance, including the FDA’s good laboratory practices regulations, FDA and international good clinical practice standards, and regulations and guidance restricting the use and disclosure of individually identifiable health information.

(h) The Company is not the subject of any pending or, to the knowledge of the Company, threatened investigation in respect of the Company’s business by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991), any amendments thereto, and any similar Laws or policies of other countries. To the knowledge of the Company, the Company has not committed any act, made any statement, or failed to make any statement that would provide a basis for the FDA or any other Governmental Body to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” and any amendments thereto, or similar Laws or policies of other countries. Neither the Company nor, to the knowledge of the Company, any of its officers, employees or agents is debarred or excluded, nor have they been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable state or foreign Law. To the knowledge of the Company, no debarment proceedings or investigations in respect of the business and products of the Company are pending or threatened against the Company or any of its officers, employees or agents.

(i) There are no investigations, suits, claims, actions or proceedings against or affecting the Company pending or, to the knowledge of the Company, threatened, relating to or arising under (i) the Federal Food, Drug and Cosmetic Act or the regulations of the FDA promulgated thereunder or similar Laws, or (ii) Information and Privacy Security Laws, including alleging a violation of any Person’s rights under any Information Privacy and Security Laws or the Company’s former or current published privacy policies. The Company has not received any notices from the United States Department of Health and Human Services Office for Civil Rights, Department of Justice, Federal Trade Commission, or the Attorney General of any state, or any equivalent foreign Governmental Body, relating to any such violations.

(j) Except as set forth in Part 3.12(j) of the Company Disclosure Schedule, there are no pending, concluded in the last three (3) years or, to the knowledge of the Company, threatened investigations, suits, claims, actions or proceedings, including any voluntary disclosures or self-disclosures, relating to the Company’s participation in any payment program, including without limitation, Medicare, Medicaid, Tricare, the Federal Employees Health Benefit Program, and private third party payor programs (“Payment Programs”). The Company is not subject to, nor has the Company been subjected to in the last three (3) years, any pre-payment utilization review or other utilization review by any Payment Program. Except as set forth in Part 3.12(j) of the Company Disclosure Schedule, no Payment Program is currently requesting or has requested in the last three (3) years or, to the knowledge of the Company, is threatening or has in the last three (3) years threatened any recoupment, refund, or set-off from the Company in excess of $10,000. No Payment Program has imposed in the last three (3) years a fine, penalty or other sanction on the Company. The Company has not been excluded in the last three (3) years from participation in any Payment Program. All billing practices of the Company with respect to all Payment Programs have been in compliance with all Laws applicable to the Company in all material respects.

(k) The Company, its Subsidiaries and, to the knowledge of the Company, their respective Representatives are in compliance (and since January 1, 2013 have complied) in all material respects with: (i) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.) (“FCPA”) and (ii) the provisions of all applicable anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company. Since January 1, 2013, the Company, its Subsidiaries and, to the knowledge of the Company, their respective Representatives have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation in any material respect of the FCPA and any applicable Laws described in clause (ii) above. For purposes of this provision, “Government Official” means any official, officer, employee, or representative of any Governmental Body or instrumentality thereof, or for or on behalf of a public international organization within the meaning of the FCPA, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization. The Company and its Subsidiaries (x) have instituted policies and procedures designed to ensure compliance with the FCPA and other applicable anti-bribery and anti-corruption Laws in each jurisdiction in which the Company and its Subsidiaries operate and (y) have maintained and will maintain such policies and procedures in force.

(l) The Company and its Subsidiaries and Affiliates are, and since January 1, 2013 have been, in material compliance with all applicable U.S. statutory and regulatory requirements concerning the exportation, re-exportation and importation of products, technology, and services, and other international transactions, including: (a) Laws, regulations and policies enforced by U.S. Customs and Border Protection; (b) the Arms Export Control Act and the International Traffic in Arms Regulations (22 C.F.R. Part 120 et seq.) administered by the U.S. Department of State’s Directorate of Defense Trade Controls; (c) the Export Administration Regulations (15 C.F.R. Part 730 et seq.) administered by the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”); (d) U.S. anti-boycott regulations administered by BIS and the International Revenue Service; (e) all Laws concerning export and import reporting administered by the U.S. Census Bureau; and (f) the economic sanctions Laws, regulations and associated executive orders administered by the U.S. Departments of Treasury’s Office of Foreign Assets Control (“OFAC”) (collectively, the “Trade Control Laws”). Since January 1, 2013, unless authorized by the relevant agency of the U.S. Government, the Company and its Subsidiaries and Affiliates have not conducted any transactions directly or indirectly related to (a) Cuba, Iran, North Korea, Sudan or Syria; (b) individuals or entities identified on restricted party lists maintained by the U.S. Government, including the List of Specially Designated Nationals and Blocked Persons (“SDN List”), Foreign Sanctions Evader List (“FSE List”) and Sectoral Sanctions Identification List (“SSI List”) administered by OFAC and the Denied Parties List, Unverified List and Entity List administered by BIS (collectively, “Restricted Parties”); or (c) entities owned or controlled by anyone on the SDN List, the SSI List or the FSE List. Neither the Company nor any of its Subsidiaries are Restricted Parties or are owned or controlled by Restricted Parties. There is no pending or, to the knowledge of the Company, threatened action against the Company or its Subsidiaries, nor any pending voluntary disclosure by the Company or its Subsidiaries or Affiliates to any government authority in connection with an alleged material violation of any Trade Control Laws. Since January 1, 2013, the Company and its Subsidiaries and Affiliates have not been cited or fined for failure to comply with, or submitted any voluntary self-disclosures regarding material non-compliance with, Trade Control Laws.

(m) The receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal and security of Personal Information by the Acquired Corporations have, in all material respects, complied, and comply in all material respects, with (i) any Contracts to which any Acquired Corporation is party, (ii) applicable Information Privacy and Security Laws, (iii) to the extent applicable, PCI DSS, and (iv) all Consents and protocols of the Acquired Corporation that apply to the receipt, use, processing or disclosure of Personal Information (collectively, “PII Consents”). Each Acquired Corporation has, in all material respects, all necessary PII Consents to receive, process and disclose all Personal Information in that Acquired Corporation’s possession or under its control in connection with the operation of the business operations of the Acquired Corporations.

(n) Each Acquired Corporation has entered into an business associate agreement (as described by 45 C.F.R. § 164.504(e) or § 164.314(a)) with each third party in each instance where: (A) that Acquired Corporation acts as a business associate (as defined in 45 C.F.R. § 160.103) to that third party or (B): that third party receives, creates, transmits or maintains protected health information (as defined in 45 C.F.R. § 160.103) from or on behalf of that Acquired Corporation, in each case as required by, and in conformity with, applicable Information Privacy and Security Laws and the applicable Contracts to which the member is a party.

(o) Each Acquired Corporation has adopted policies and procedures that apply to that Acquired Corporation with respect to privacy, data protection, security and the collection, transfer and use of Personal Information gathered or accessed in the course of the operations of the Acquired Corporations, and those policies and procedures are commercially reasonable and comply with applicable Information Privacy and Security Law. Each Acquired Corporation has taken reasonable actions and measures to protect the confidentiality, integrity and security of its Personal Information and IT Assets against any unauthorized control, use, access, interruption, modification or corruption and those actions and measures are in conformance with Information Privacy and Security Laws.

(p) To the knowledge of the Company, there has been no breach of the security of any IT Assets, or unauthorized access, use or disclosure of any Personal Information, owned, used, stored, received, or controlled by or on behalf of any Acquired Corporation, including any unauthorized access, use or disclosure of Personal Information that would constitute a breach for which notification to individuals and/or Governmental Bodies is required under any applicable Information Privacy and Security Laws.

(q) Each Acquired Corporation has performed all security risk assessments as applicable to that Acquired Corporation and required by (i) the standards set forth at 45 C.F.R. § 164.308(a); (ii) all other Information Privacy and Security Laws; (iii) any Contracts to which that member is party; or (iv) the PCI DSS (collectively, the “Security Risk Assessments”). The Acquired Corporations have reasonably addressed all threats and deficiencies identified in every Security Risk Assessment.

3.13 Governmental Authorizations. Each of the Company and its Subsidiaries has (and since January 1, 2013 or, if later, its respective date of formation or organization, has had) in effect all Governmental Authorizations necessary for it to own, lease and operate its properties and assets and to conduct its business as presently conducted, and all such Governmental Authorizations are in full force and effect, except for such Governmental Authorizations the absence of which, or the failure of which to be in full force and effect, is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are not in violation or breach of, or default under, any Governmental Authorization, and, to the knowledge of the Company, no suspension or cancelation of any Governmental Authorization is pending or threatened, except where such violation, default, suspension or cancelation is not and would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

3.14 Tax Matters.

(a) (i) All income and other material Tax Returns required to be filed by or on behalf of the Acquired Corporations with any Governmental Body on or before the Closing Date (the “Company Returns”) have been or will be filed on or before the applicable due date (including any extensions of such due date), and have been, or will be when filed, prepared in material compliance with all applicable Legal Requirements and are accurate and complete in all material respects, and (ii) all material Taxes payable by the Acquired Corporations (whether or not shown on the Company Returns to be due) or required to be withheld on or before the Closing Date have been or will be paid or withheld on or before the Closing Date.

(b) The Balance Sheet has accrued all actual and estimated material liabilities for unpaid Taxes with respect to all periods through the date thereof in accordance with GAAP. The Company shall establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all material unpaid Taxes by the Acquired Corporations for the period from the date of the Balance Sheet through the Closing Date.

(c) To the Company’s knowledge, as of the date of this Agreement, (i) there are no current examinations or audits of any Company Return in progress and (ii) since January 1, 2012, no written claim has been received by an Acquired Corporation from any Governmental Body in any jurisdiction where an Acquired Corporation does not file Tax Returns that an Acquired Corporation is or may be subject to Taxes in that jurisdiction. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to Company Returns which have been requested by Parent. As of the date of this Agreement, except as set forth in Part 3.14(c) of the Company Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted and is currently in effect and the Company has not received any written request from a Governmental Body to execute such a waiver or extension.

(d) As of the date of this Agreement, to the knowledge of the Company, no Legal Proceeding involving the IRS or any other Governmental Body is pending or threatened in writing against or with respect to an Acquired Corporation in respect of any Tax. No deficiency of Taxes has been asserted in writing as a result of any audit or examination by any Governmental Body that has not been paid, accrued for, settled or withdrawn.

(e) None of the Acquired Corporations (i) has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); or (ii) has incurred, or had the potential to incur, any material liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, pursuant to a Contract, or otherwise (other than pursuant to customary provisions included in credit agreements, leases and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business).

(f) The Acquired Corporations have not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(g) None of the Acquired Corporations has participated in a “reportable transaction” that gave rise to a disclosure obligation under Section 6011 of the Code and Treasury Regulations promulgated thereunder.

(h) There are no Tax liens other than Permitted Encumbrances on any asset of the Company or any of its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any deduction in calculating, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition (other than any such sale or disposition made in the ordinary course business) made on or prior to the Closing Date.

(j) The Company has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(k) Nothing in this Section 3.14 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, Tax credit, Tax basis or other Tax asset or attribute of any of the Acquired Companies in any taxable period (or portion thereof) beginning after the Closing Date or (ii) any Tax position that Parent or its Affiliates (including the Acquired Companies) may take in respect of any taxable period (or portion thereof) beginning after the Closing Date.

3.15 Employee Matters; Benefit Plans.

(a) Except as required by applicable Legal Requirements, the employment of each of the Acquired Corporations’ employees is terminable by the applicable Acquired Corporation at will.

(b) No Acquired Corporation is party to, or has a duty to bargain for or is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization representing any of its employees and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of an Acquired Corporation. Since January 1, 2013, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning labor representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting an Acquired Corporation or any of its employees. There is not now pending, and, to the knowledge of the Company, no Person has overtly threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding labor representation or union organizing activity or any similar activity or dispute. Since January 1, 2013, other than as set forth in Part 3.15(b) of the Company Disclosure Schedule, there has been no Legal Proceeding pending or, to the knowledge of the Company, overtly threatened relating to employment, including relating to any Company Employee Agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints. Since January 1, 2013, the Acquired Corporations have complied in all material respects with all applicable Legal Requirements related to employment, including employment practices, discrimination in employment, occupational safety and health, wages, hours and other terms and conditions of employment (including the classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state laws) and other Legal Requirements in respect of any reduction in force, including notice, information and consultation requirements.

(c) Part 3.15(c) of the Company Disclosure Schedule sets forth a list of the Employee Plans as of the date of this Agreement (other than offer letters with non-officer employees which are materially consistent with forms delivered or made available by the Company prior to the execution of this Agreement; equity grant notices, and related documentation, with respect to employees of the Acquired Corporations; and agreements with consultants entered into in the ordinary course of business and which are materially consistent with forms delivered or made available by the Company prior to the execution of this Agreement). The Company has either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement, with respect to each Employee Plan, accurate and complete copies of, to the extent relevant: (i) all plan documents and all amendments thereto, and all related trust or other funding documents; (ii) a written description of any such Employee Plan if such plan is not set forth in a written document; (iii) all current determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor (“DOL”); (iv) the most recent audited financial statements, if any, the most recent annual actuarial valuation, if any, and the most recent annual report (Form Series 5500); (v) the most recent summary plan descriptions and any material modifications thereto; (vi) the most recent nondiscrimination tests required to be performed under the Code (including 401(k) and 401(m) tests) for each Employee Plan; and (vii) all material correspondence to or from any Governmental Body sent or received in the last three years with respect to any Employee Plan. None of the Acquired Corporations has any commitment to modify, change or terminate any Employee Plan, other than with respect to a modification, change or termination required by ERISA or the Code or made in connection with open enrollment periods in the ordinary course of business, and there has been no amendment to, or modification of, or written interpretation or announcement by an Acquired Corporation regarding any Employee Plan that would materially increase the expense of maintaining such Employee Plan above the level of expense incurred with respect to such Employee Plan as reflected in the financial statements included in the Company SEC Documents for the fiscal year ended December 31, 2015.

(d) Neither an Acquired Corporation nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has ever maintained, contributed to, or been required to contribute to, or has any liability under, (i) a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan”( each as defined in Section 4001 of ERISA) or (ii) a “multiple employer welfare plan” within the meaning of Section 3(40) of ERISA.

(e) Except for instances that have not and would not reasonably be expected to, individually or in the aggregate, result in any material liability, (i) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (ii) no event has occurred and, to the knowledge of the Company, no condition exists that would subject the Company, any of its Subsidiaries or any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Legal Requirements, rules and regulations, (iii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Employee Plan and (iv) each of the Company and its Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to Employee Plans.

(f) With respect to any Employee Plan (and any related trust or other funding vehicle), (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course of business) are pending or, to the knowledge of the Company, threatened relating to or otherwise in connection with such Employee Plan, assets thereof, or fiduciaries or parties-in-interest, as defined under ERISA and (ii) there are no pending or, to the knowledge of the Company, threatened administrative investigations, audits or other administrative proceedings by the DOL, the Pension Benefit Guaranty Corporation, the IRS or other Governmental Body that, in each of clauses (i) or (ii), has resulted in or would reasonably be expected to, individually or in the aggregate, result in any material liability.

(g) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Plan. Each of the Employee Plans is now and has been established, operated and administered in compliance in all material respects with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code.

(h) Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), neither any Acquired Corporation nor any Employee Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of an Acquired Corporation pursuant to any retiree medical benefit plan or other retiree welfare plan.

(i) Each Employee Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.

(j) Except as set forth on Part 3.15(j) of the Company Disclosure Schedule, the consummation of the Transactions (including in combination with other events or circumstances) will not (i) entitle any current or former Company Associate to severance pay, unemployment compensation or any other cash payment or material benefit; (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such Company Associate or trigger any other material obligation under any Employee Plan; (iii) result in any material breach or violation of, or material default under or limit an Acquired Corporation’s right to amend, modify, terminate or transfer the assets of, any Employee Plan; or (iv) directly or indirectly cause an Acquired Corporation to transfer or set aside any assets to fund any benefits, or otherwise give rise to any material liability, under any Employee Plan.

(k) The Acquired Corporations do not have an obligation to gross up, indemnify or otherwise reimburse any current or former service provider to an Acquired Corporation for any tax incurred by such service provider pursuant to Sections 409A, 280G or 4999 of the Code.

(l) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of an Acquired Corporation that, considered individually or considered collectively with any other such Contracts, will give rise to the payment of any amount in connection with the Merger that would not be deductible pursuant to Section 280G of the Code. The Acquired Corporations are not a party to any Contract that would require, nor do the Acquired Corporations have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. The Company will make available to Parent or Parent’s Representatives as soon as practicable following the date hereof copies of Section 280G calculations prepared in good faith (whether or not final) with respect to any “disqualified individuals” (within the meaning of Section 280G of the Code).

3.16 Environmental Matters. Except for those matters that would not reasonably be expected to result in any material liability of an Acquired Corporation, (a) the Acquired Corporations are, and since January 1, 2011, have been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes timely obtaining and renewing, maintaining and complying with all Governmental Authorizations required under Environmental Laws for the operation of their respective businesses, (b) as of the date hereof, there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law or with respect to Hazardous Materials that is pending or, to the knowledge of the Company, threatened against an Acquired Corporation or any Leased Real Property, (c) as of the date of this Agreement, the Acquired Corporations have not received any written notice, report or other information of or entered into any legally-binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the respective Acquired Corporations relating to or arising under Environmental Laws or with respect to Hazardous Materials, (d) neither the Acquired Corporations nor, to the knowledge of the Company, any other Person has caused, permitted or arranged for (1) any exposure to any Hazardous Materials or (2) the Release of any

Hazardous Materials on, at, under or from any property or facility, including the Leased Real Property, in both cases in a manner that would reasonably be expected to result in any material claim against or material liability of an Acquired Corporation under any Environmental Law or with respect to Hazardous Materials, and (e) no Acquired Corporation has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws or Hazardous Materials other than any indemnities in Material Contracts or leases for real property. The Acquired Corporations have made available to Parent copies of all material reports, studies and assessments or other material documents in their possession or under their control relating to the Acquired Corporations’ compliance with Environmental Laws or the environmental condition of any real property that the Acquired Corporations currently or formerly have owned, operated or leased.

3.17 Insurance. The Company has delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. Except as would not reasonably be expected to have a Company Material Adverse Effect, all such insurance policies are in full force and effect (except for any expiration thereof in accordance with the terms thereof), no written notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

3.18 Legal Proceedings; Orders.

(a) As of the date hereof, except as set forth on Part 3.18(a) of the Company Disclosure Schedule, there is no material Legal Proceeding pending and served (or, to the knowledge of the Company, pending and not served or overtly threatened) against an Acquired Corporation or to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Corporation in such individual’s capacity as such.

(b) To the Company’s knowledge, as of the date hereof, except as set forth on Part 3.18(b) of the Company Disclosure Schedule, there is no order, writ, injunction, judgment, ruling or decree of any Governmental Body outstanding or, to the knowledge of the Company, threatened to be imposed, against an Acquired Corporation or any of its respective assets that is or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) To the Company’s knowledge, as of the date hereof, no investigation or review by any Governmental Body with respect to an Acquired Corporation is pending or is being overtly threatened.

3.19 Authority; Binding Nature of Agreement. The Company has all requisite corporate power and authority to enter into and deliver and to perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions have been duly authorized by all corporate action on the part of the Company. The Board of Directors of the Company (at a meeting duly called and held) has duly, validly and unanimously (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair and advisable to, and in the best interest of, the Company and its stockholders; (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger; (c) agreed that the Agreement shall be subject to Section 251(h) of the DGCL; and (d) resolved to recommend that the stockholders of the Company tender their shares to Parent pursuant to the Offer, which resolutions, subject to Section 6.1, have not been subsequently withdrawn or modified in a manner adverse to Parent. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.20 Section 203 of the DGCL Not Applicable. As of the date hereof and at all times on or prior to the Effective Time, the Board of Directors of the Company has and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are, and will be, to the extent such restrictions can be rendered inapplicable by action of the Board of Directors of the Company under Legal Requirements, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Offer, the Merger and the other Transactions.

3.21 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the HSR Act, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws and the rules and regulations of NASDAQ, except as set forth on Part 3.21 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) cause a violation of any of the provisions of the Certificate of Incorporation or bylaws (or similar organizational documents) of the Company; (b) cause a violation by any of the Acquired Corporations of any Legal Requirement or order applicable to any Acquired Corporation, or to which any Acquired Corporation is subject; or (c) conflict with, result in breach of, or constitute a default under, any material contract, except in the case of clauses “(b)” and “(c)”, for such conflicts, violations, breaches or defaults as would not reasonably be expected to have a Company Material Adverse Effect. Except as may be required by the Exchange Act, the DGCL, the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws and the rules and regulations of NASDAQ, to the knowledge of the Company, the Company is not required to give notice to, make any filing with, or obtain any Consent from any Person at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger, except those filings, notifications, approvals, notices or Consents that the failure to make, obtain or receive are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

3.22 Fairness Opinion. The Company’s Board of Directors has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date of the opinion and subject to the limitations, qualifications, assumptions and conditions set forth therein, the $2.40 per share in cash to be paid to the holders of Company Common Stock in connection with the Offer and the Merger is fair from a financial point of view to such holders. It is agreed and understood that such opinions are for the benefit of the Company’s Board of Directors and may not be relied upon by Parent or Purchaser. The Company shall deliver or make available to Parent solely for informational purposes copies of the signed opinions as soon as possible following the date of this Agreement.

3.23 Financial Advisor. Except for J.P. Morgan Securities LLC, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

4.1 Due Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary corporate power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound.

4.2 Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incident to its formation. Either Parent or a wholly owned subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Purchaser.

4.3 Authority; Binding Nature of Agreement. Parent and Purchaser have the corporate power and authority to execute and deliver and perform their obligations under this Agreement; and, except for delivery of the consent contemplated by Section 6.12, the execution, delivery and performance by Parent and Purchaser of this Agreement have been duly authorized by all necessary action on the part of Parent and Purchaser and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Purchaser, and assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the HSR Act, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement by Parent and Purchaser, and the consummation of the Transactions, will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Purchaser; (b) cause a violation by Parent or Purchaser of any Legal Requirement or order applicable to Parent or Purchaser, or to which they are subject; or (c) conflict with, result in a breach of, or constitute a default on the part of Parent or Purchaser under any Contract, except, in the case of clauses “(b)” and “(c)”, for such conflicts, violations, breaches or defaults as would not reasonably be expected to have a Parent Material Adverse Effect. Except as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), state takeover laws, the DGCL, the HSR Act or the Antitrust Laws in the jurisdictions identified in Schedule 1.1(c), neither Parent nor Purchaser, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Person at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Offer, the Merger or the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected to have a Parent Material Adverse Effect. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.

4.5 Disclosure. None of the information with respect to Parent or Purchaser supplied or to be supplied by or on behalf of Parent or Purchaser or any of their Subsidiaries specifically for the purposes of the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information with respect to Parent or Purchaser supplied or to be supplied by or on behalf of Parent or Purchaser or any of their Subsidiaries specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6 Absence of Litigation. There is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or overtly threatened against Parent or Purchaser, except as would not and would not reasonably be expected to materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions. To the knowledge of Parent or Purchaser, as of the date of this Agreement, neither Parent nor Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not and would not reasonably be expected to materially and adversely affect Parent’s or Purchaser’s ability to consummate the Transactions.

4.7 Funds; Solvency. Parent and Purchaser have available cash resources in an amount sufficient to consummate the Transactions.

4.8 Ownership of Company Common Stock. Neither Parent nor any of Parent’s controlled Affiliates directly or indirectly owns, and at all times for the past three (3) years, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Neither Parent nor

Purchaser has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. As of the date hereof and for the past three (3) years, neither Parent nor Purchaser is, or has been, an “interested stockholder” of the Company under Section 203(c) of the DGCL.

4.9 Acknowledgement by Parent and Purchaser. Neither Parent nor Purchaser is relying and neither Parent nor Purchaser has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3, including the Company Disclosure Schedule. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

SECTION 5. CERTAIN COVENANTS OF THE COMPANY

5.1 Access and Investigation. During the period from the date of this Agreement until the earlier of the Offer Acceptance Time and the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Acquired Corporations shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s Representatives, personnel, officers, employees, agents, properties, offices and other facilities and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business, properties, contracts, assets, liabilities, capitol stock, personnel and other aspects of the Acquired Corporations, including copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Corporations and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Corporations. Nothing herein shall require the Acquired Corporations to disclose any information concerning Acquisition Proposals, which shall be governed by Section 5.3(c), or any information to Parent if such disclosure would, in the reasonable good faith judgment of the Company (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Legal Requirement, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Acquired Corporation or its Affiliates is a party); provided, further, that with respect to clauses (i) and (ii) of this Section 5.1, the Company, as applicable, shall use its commercially reasonable efforts to (A) obtain the required consent of any such third party to provide such inspection or disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent or (C) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege; provided, further, that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Acquired Corporation determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. To the extent that any of the information or material furnished pursuant to this Section 5.1 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. With respect to the information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement dated October 23, 2015, between the Company and Parent (the “Confidentiality Agreement”).

5.2 Operation of the Acquired Corporations’ Business.

(a) During the Pre-Closing Period: (i) except (x) as required or otherwise contemplated under this Agreement or as required by applicable Legal Requirements, (y) with the written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed (unless the Company reasonably believes that obtaining such consent may violate Antitrust Law) or (z) as set forth in Part 5.2 of the Company Disclosure Schedule, the Company shall ensure that the Company and each of its Subsidiaries conducts its business and operations in the ordinary course consistent with past practice; and (ii) the Company shall promptly notify Parent of (A) any knowledge of any notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions and (B) any Legal Proceeding commenced, or, to its knowledge threatened, relating to or involving the any Acquired Corporation that relates to the consummation of the Transactions. The Company shall, acting in the ordinary course of business, use commercially reasonable efforts to preserve intact the Acquired Corporations’ current business organization, including keeping available the services of current officers and key employees, and use commercially reasonable efforts to maintain their respective relations and good will with Governmental Bodies and all significant suppliers, customers, licensors, licensees, distributors and lessors and other significant business relations; provided, however, that the Acquired Corporations shall be under no obligation to put in place any new retention programs or include additional personnel in existing retention programs.

(b) During the Pre-Closing Period, except (x) as required or otherwise contemplated under this Agreement or as required by applicable Legal Requirements, (y) with the written consent of Parent, or (z) as set forth in Part 5.2 of the Company Disclosure Schedule, the Acquired Corporations shall not:

(i) (1) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock

(including the Company Common Stock), except for dividends or other distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent or (2) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Company Common Stock), or any rights, warrants or options to acquire any shares of its capital stock;

(ii) split, combine, subdivide or reclassify any shares of its capital stock (including the Company Common Stock) or other equity interests or enter into any agreement with respect to the voting of its capital stock;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber, subject to any pledges, liens, charges, mortgages, encumbrances, adverse claims and interests, or security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Laws of other applicable jurisdictions) (collectively, “Liens”) or authorize the issuance, sale, delivery, pledge, transfer, encumbrance, grant or subject to any Lien by any Acquired Corporation (other than pursuant to agreements in effect as of the date of this Agreement) of (A) any capital stock, equity interest or other security of the Acquired Corporation, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of the Acquired Corporation, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock based performance units or other security of the Acquired Corporation (except that the Company may issue shares of Company Common Stock as required to be issued upon the exercise of Company Options, the vesting of Company Stock Awards outstanding as of the date of this Agreement, pursuant to the operation of the ESPP in accordance with Section 6.3(b) or upon the exercise of Company Warrants or Company Convertible Notes);

(iv) except as contemplated by this Agreement or required by Legal Requirements or the terms of an Employee Plan, (A) establish, adopt, enter into, terminate or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), (B) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), (C) grant any employee or director any increase in compensation, bonuses or other benefits, (D) grant to any present or former employee or director any severance or termination pay, or increase in severance or termination pay, (E) pay any bonus to any present or former employee or director, (F) grant any new awards under any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), (G) amend or modify any outstanding award under any Employee Plan, (H) take any action to accelerate the payment, or to fund or in any other way secure the payment, of compensation or benefits under any Employee Plan, or (I) forgive any loans, or issue any loans (other than routine travel, business expense advances consistent with past practice, relocation loans or education loans issued in the ordinary course of business), to any current or former employee, director or consultant of the Company or any of its Subsidiaries (except that the Acquired Corporations may change the title of its employees, provided such changes in title do not involve increases in the applicable employee’s compensation);

(v) hire any employee with an annual base salary in excess of $140,000; provided, that (i) any hires must be to fill vacant positions as of the date of this Agreement or positions subsequently vacated as a result of an employee termination and (ii) the Parent shall not unreasonably withhold consent to such hire;

(vi) amend or permit the adoption of any amendment to its Certificate of Incorporation or bylaws or other charter or organizational documents;

(vii) form any Subsidiary, acquire any equity interest in any other Entity (other than securities in a publicly traded company held for investment by the Acquired Corporations and consisting of less than 1% of the outstanding capital stock of such Entity) or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(viii) make or authorize any capital expenditure (except that the Acquired Corporations may make any capital expenditure that is provided for in the Company’s capital expense budget either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement, which expenditures shall be in accordance with the categories set forth in such budget;

(ix) acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property (except, in the case of any of the foregoing (A) in the ordinary course of business consistent with past practice, (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Acquired Corporations and (C) as provided for in the Company’s capital expense budget delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement;

(x) (A) incur, redeem, prepay, defease, cancel, or, in any material respect, modify any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, agree to pay deferred purchase price for any property (other than (1) foreign currency arrangements entered into in the ordinary course of business and not for any speculative purpose or (2) payments of Indebtedness in the ordinary course of business under the Company Convertible Notes; or (B) lend money or make capital contributions or advances to or make investments in, any Person (except for reasonable advances to employees and consultants for travel and other reasonable business related expenses in the ordinary course of business);

(xi) Cancel, amend, modify or terminate, or waive any material rights under, replace or release, settle or compromise any material claim, liability or obligation under any Material Contract or enter into any Contract which if entered into prior to the date hereof would have been a Material Contract;

(xii) except as required by applicable Legal Requirement, (a) make any change to any accounting method or accounting period used for Tax purposes (or request such a change); (b) make any Tax election (other than a Tax election that is consistent with a Tax election made in a previous period); (c) rescind or change any Tax election; (d) file an amended Tax Return; (e) enter into a closing agreement with any Governmental Body regarding any material Tax; (f) settle, compromise or consent to any Tax claim or assessment or surrender a right to a Tax refund; or (g) waive or extend the statute of limitations with respect to any Tax other than (1) pursuant to extensions of time to file a Tax Return obtained in the ordinary course of business or (2) pursuant to an extension granted in the ordinary course of business in connection with an audit of federal, state or local Taxes to prevent the assessment or collection of a Tax;

(xiii) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xiv) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby or pursuant to a settlement that does not relate to any of the Transactions and: (A) that results solely in a monetary obligation involving only the payment of monies by the Acquired Corporations of not more than $100,000 in the aggregate or (B) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, any Acquired Corporation and the payment of monies by the Acquired Corporations that together with any settlement made under subsection “(A)” are not more than $200,000 in the aggregate (not funded by an indemnity obligation or through insurance policies);

(xv) enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable Legal Requirements);

(xvi) amend the Company Rights Agreement or adopt any other stockholder rights plan or similar arrangement;

(xvii) (A) enter into any new line of business or (B) start to conduct a line of business of the Company or any of its Subsidiaries in a geographic area where it is not conducted as of the date of this Agreement;

(xviii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Acquired Corporations;

(xix) other than as required by GAAP or by any Legal Requirement, make any change in accounting methods, principles or practices affecting the Company’s consolidated assets, liabilities or results of operations, except for changes that would not reasonably be expected to have a Company Material Adverse Effect; or

(xx) authorize any of, or agree or commit to take, any of the actions described in clauses “(i)” through “(xix)” of this Section 5.2(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Acquired Corporations prior to the Offer Acceptance Time and nothing contained in this Agreement is intended to give the Acquired Corporations, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

5.3 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 5.3 or otherwise prohibit the Company from complying with its obligations under this Section 5.3.

(b) Except as permitted by this Section 5.3, during the Pre-Closing Period the Acquired Corporations shall not and shall direct their Representatives not to (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (C) enter into or agree to enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (D) amend or waive any provision of the Company Rights Agreement or exempt any Person not affiliated with Parent from the definition of “Acquiring Person” thereunder. The Company and its Subsidiaries shall, and shall instruct their Representatives to, immediately cease and cause to be terminated any discussions or negotiations with respect to any Acquisition Proposal.

(c) If at any time on or after the date of this Agreement and prior to the Offer Acceptance Time any Acquired Corporation or any of their Representatives receive an unsolicited bona fide written Acquisition Proposal from any Person or group of Persons, which

Acquisition Proposal was made on or after the date of this Agreement and did not result from any breach of this Section 5.3, (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof and (ii) if the Company’s Board of Directors determines in good faith, (A) after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer and (B) after consulting with and receiving advice of outside counsel that the failure to take such action would reasonably be expected to violate the fiduciary duties of the Board of Directors under applicable Law, then the Company and its Representatives may (x) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Corporations to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall concurrently provide to Parent any non-public information concerning the Acquired Corporations that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal.

(d) Following the date of this Agreement, the Company shall (i) promptly (and in any event within 24 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by any Acquired Corporation or any of their Representatives or if any non-public information is requested or discussions are sought with respect to an Acquisition Proposal (ii) provide to Parent the name of such Person and the financial and all other terms and conditions of any Acquisition Proposal, (iii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a prompt basis and (iv) upon the request of Parent, reasonably inform Parent of the status of such Acquisition Proposal.

(e) Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith (after consultation with and receiving advice of its outside counsel) that such communication is required by applicable Legal Requirements or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

(f) The Company agrees that in the event any Representative of any Acquired Corporation takes any action which, if taken by the Acquired Corporation, would constitute a breach of this Section 5.3, the Company shall be deemed to be in breach of this Section 5.3.

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Company Board Recommendation.

(a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has made the Company Board

Recommendation. Subject to Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. During the Pre-Closing Period, neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw (or modify in a manner adverse to Parent or Purchaser), the Company Board Recommendation or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Acquisition Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement).

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to accepting, for the first time, for payment and paying for such number of Shares validly tendered and not properly withdrawn pursuant to the Offer as satisfies the Minimum Condition (the “Offer Acceptance Time”):

(i) if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of Section 5.3) from any Person that has not been withdrawn and after consultation with outside legal counsel, the Company’s Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Company’s Board of Directors may make a Company Adverse Change Recommendation, or (y) the Company may terminate this Agreement to enter into a Specified Agreement with respect to such Superior Offer, if and only if: (A) the Company’s Board of Directors determines in good faith, after consultation with and receiving advice of the Company’s outside legal counsel and financial advisors, that the failure to do so would reasonably constitute a breach of the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(f) at least five (5) business days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation); and (C) (1) the Company shall have provided to Parent the terms of the Acquisition Proposal in accordance with Section 5.3(d), (2) the Company shall have given Parent the five (5) business days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company’s Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.1(f) would reasonably constitute a breach of fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable

Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1. For the avoidance of doubt, the provisions of this Section 6.1(b)(i) shall also apply to any material amendment to any Acquisition Proposal and require a new Determination Notice, except that the references to five (5) business days shall be deemed to be three (3) business days; and

(ii) other than in connection with an Acquisition Proposal, the Company’s Board of Directors may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably constitute a breach of the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least five (5) business days prior to making any such Company Adverse Change Recommendation; and (C) (1) the Company shall have specified the Change in Circumstance in reasonable detail, (2) the Company shall have given Parent the five (5) business days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Change in Circumstance would no longer necessitate a Company Adverse Change Recommendation, and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company’s Board of Directors shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would reasonably constitute a breach of fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Legal Requirements. For the avoidance of doubt, the provisions of this Section 6.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that the references to five (5) business days shall be deemed to be three (3) business days.

6.2 Filings, Consents and Approvals.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to, and shall cause their respective Affiliates to use reasonable best efforts to, take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the taking of all actions necessary to comply with all orders, decrees and requests imposed by Governmental Bodies in connection with the Transactions, (iii) the obtaining of all necessary actions or nonactions, waivers, consents, authorizations, orders and approvals from Governmental Bodies and the making of all necessary registrations, declarations and filings (including filings under the HSR Act or foreign antitrust or competition Law) applicable to the Transactions and other registrations, declarations and filings with, or notices to, Governmental Bodies, (iv) the obtaining of consents, approvals and waivers from third parties reasonably requested by Parent to be obtained in connection with the Transactions; provided, however, that in no event shall any of the parties hereto or any of their respective Affiliates be required to (and in no event shall the Company or any of its Subsidiaries, without Parent’s prior written approval) make any payment to such third parties or concede anything of value in any case prior to the Effective Time in order to obtain any such consent, approval or waiver from any such third parties, (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement and (vi) as promptly as reasonably practicable following the receipt thereof, responding to any formal or informal request for additional information or documentary material received by the Company, Parent or any of their respective Affiliates from any Governmental Body in connection with the Transactions. In connection with and without limiting the foregoing, the Company and its respective Boards of Directors shall (A) take all action necessary to ensure that no state takeover statute is or becomes applicable to this Agreement, the Merger or any of the other Transactions and (B) if any Takeover Law becomes applicable to this Agreement, the Merger or any of the other Transactions, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other Transactions. No party hereto shall voluntarily extend any waiting period under the HSR Act or foreign antitrust or competition Law or enter into any agreement with any Governmental Body to delay or not to consummate the Transactions except with the prior written consent of the other parties hereto (such consents not to be unreasonably withheld or delayed and which reasonableness shall be determined in light of each party’s obligation to use reasonable best efforts to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions).

(b) Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement will require or obligate Parent or any of its Affiliates to (and in no event shall any representation, warranty or covenant of Parent contained in this Agreement be breached or deemed breached as a result of the failure of Parent to): (i) agree to or otherwise become subject to any limitations on (A) the right of Parent to control or operate its business (including the business of the Company and its Subsidiaries after the Effective Time) or assets (including the assets of the Company and its Subsidiaries after the Effective Time), or (B) the right of Parent to exercise full rights of ownership of its business (including the business of the Company and its Subsidiaries after the Effective Time) or assets (including the assets of the Company and its Subsidiaries after the Effective Time), or (ii) agree or be required to sell or otherwise dispose of, hold (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Parent or any of its Affiliates or the business, assets or operations of the Company or its Subsidiaries after the Effective Time (any such action referred to in clause (i) or (ii), a “Burdensome Condition”). With respect to any Governmental Body in connection with the Transactions, neither the Company nor its Subsidiaries shall, without Parent’s prior written consent in Parent’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter any of their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or Parent’s ability to retain any of the businesses, product or service lines or assets of, the Company or its Subsidiaries after the Effective Time, or otherwise limits Parent’s ability to receive the full benefits of this Agreement and the Transactions.

(c) None of the parties to this Agreement shall agree to participate in any substantive meeting, telephone call or discussion with any Governmental Body in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Body, gives the other parties the opportunity to attend and participate at such meeting, telephone call or discussion. The parties to this Agreement shall, and shall cause their respective Affiliates to, provide each other with copies of all correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Body or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company and its Subsidiaries; (ii) as necessary to comply with contractual arrangements or applicable Laws; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

6.3 Company Stock Awards; ESPP.

(a) Prior to the Offer Acceptance Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Board of Directors of the Company or a committee thereof) that may be necessary (under the Company Equity Plans and award agreements pursuant to which Company Stock Awards are outstanding or otherwise) to (i) accelerate the vesting and exercisability (as applicable) of each unexercised Company Accelerated Option and Company Accelerated RSU then outstanding so that each such Company Stock Award shall be fully vested and exercisable effective as of immediately prior to, and contingent upon, the Effective Time in accordance with Section 2.8(a) and 2.8(b), (ii) accelerate the vesting of each Company Restricted Stock Award then outstanding so that each such Company Restricted Stock Award shall be fully vested effective as of immediately prior to, and contingent upon, the Offer Acceptance Time in accordance with Section 2.8(c), and (iii) terminate each Company Equity Plan (except as otherwise agreed by Parent and a holder thereof) effective as of and contingent upon the Effective Time, and (iv) following the vesting acceleration described in (i) above, cause, as of the Effective Time, each unexpired and unexercised Company Option and each unexpired Company RSU then outstanding as of immediately prior to the Effective Time (and each plan, if any, under which any Company Stock Award may be granted except, with respect to any such plan, as otherwise agreed by Parent and a holder thereof) to be cancelled, terminated and extinguished, subject, if applicable, to payment pursuant to Section 2.8.

(b) The Company shall take all actions necessary or required under the ESPP and Legal Requirements to, contingent on the Effective Time, (i) ensure that, except for the 6-month offering period under the ESPP that commenced on February 1, 2016, no offering period or purchase period shall be authorized or commenced on or after the date of this Agreement and (ii) if the Closing shall occur prior to the end of the offering period in existence under the ESPP on the date of this Agreement, cause the rights of participants in the ESPP with respect to any such offering period (and purchase period thereunder) then underway under the ESPP to be determined by treating the last business day prior to the Offer Acceptance Time as the last day of such offering period (such date or the date such offering period terminates by its terms, if earlier, the “Final Purchase Date”) and purchase period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period and purchase period but otherwise treating such shortened offering period and purchase period as a fully effective and completed offering period and purchase period for all purposes under the ESPP. The Company shall cause the exercise (as of the Final Purchase Date) of each outstanding purchase right under the ESPP and terminate the ESPP in its entirety effective as of the Offer Acceptance Time, contingent upon the Effective Time. Prior to the Offer Acceptance Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 6.3(b).

6.4 Employee Benefits.

(a) Parent shall, and shall cause the Surviving Corporation to and instruct its Affiliates to, grant all Continuing Employees credit for any service to the Company earned prior to the Effective Time for purposes of eligibility, vesting and determination of the level of benefits, vacation accrual and severance benefit determinations, under any benefit or compensation plan, program, agreement or arrangement in which a Continuing Employee participates that may be established or maintained by Parent or the Surviving Corporation or any of its Affiliates on or after the Effective Time (the “New Plans”); provided, that such service credit shall not be recognized (i) to the extent that it would result in a duplication of benefits, (ii) under any newly established New Plan for which similarly-situated employees of Parent do not receive credited service, (iii) for purposes of determining eligibility to receive discretionary contributions to Parent’s Employees’ Savings Plan or (iv) for purposes of determining eligibility to participate in Parent’s Employee Stock Purchase Plan. Continuing Employees shall not receive credit for service prior to the Effective Time for purposes of benefit accrual under any Parent benefit plan that is a defined benefit pension plan. In addition, Parent shall, and shall cause the Surviving Corporation to and instruct its Affiliates to, use commercially reasonable efforts to cause (i) to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee under any Acquired Corporation benefit plan as of the Effective Time and (B) any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Effective Time by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time under any applicable New Plan in the same plan year in which the Effective Time occurs. Nothing in this Section 6.4 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation and the employment of each Continuing Employee shall be “at will” employment.

(b) If requested in writing by Parent at least ten business days prior to the Effective Time, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the date on which the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent (the “Plan Termination Date”), any Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Plan Termination Date written evidence of the adoption by the Company’s Board of Directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review of Parent). The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request. Any actions taken under this Section 6.4(b) shall be made contingent upon the consummation of the Offer.

(c) If requested in writing by Parent at least ten business days prior to the Effective Time, the Company shall take (or cause to be taken) all actions necessary, including the provision of notice to all insurance carriers and third party administrators (provided that Parent has submitted such written request to the Company prior to the date notice is required by such insurance carrier or third party administrator), to terminate such Employee Plans as requested by Parent (other than the Company 401(k) Plan, for which Section 6.4(b) shall instead apply (each, an “Other Company Benefit Plan”). Any termination, early surrender, early withdrawal or other charges incurred as a result of the termination of an Other Company Benefit Plan at such request of Parent shall be paid for, or reimbursed to the Company, by Parent. Any actions taken under this Section 6.4(c) shall be made contingent upon the consummation of the Offer.

(d) The provisions of this Section 6.4 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 6.4 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof.

6.5 Indemnification of Officers and Directors.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (the “Indemnified Persons”) as provided by the Certificate of Incorporation, bylaws or other organizational documents of any Acquired Corporation (as in effect as of the date of this Agreement) and as provided in any indemnification agreement between the Company and said Indemnified Persons in effect as of the date of this Agreement in the forms made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person.

(b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (an accurate and complete copy of which has been made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement), or an alternative policy or policies of at least the same coverage containing terms and conditions no less favorable than the existing policy, for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), (or at or prior to the Effective Time Parent or the Company may (through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, delayed or conditioned)) purchase a six-year “tail” policy for the existing policy effective as of the Effective Time) and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to this Section 6.5(b); provided, however, that in no event shall the Surviving Corporation be required to expend in any one (1) year an amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

(c) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.5.

(d) The provisions of this Section 6.5 shall survive the acceptance of Shares for payment pursuant to the Offer and the consummation of the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 6.5 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

6.6 Securityholder Litigation. The Company shall give Parent the right to participate in (but not control) the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and the right to consult on the settlement with respect to such litigation, and the Company shall in good faith take Parent’s views into account, but no such settlement shall be agreed to without Parent’s prior written consent. The Company shall promptly notify Parent of any such litigation.

6.7 Additional Agreements. Without limitation or contravention of the provisions of Section 6.2, and subject to the terms and conditions of this Agreement, Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall (i) make all filings (if any) and give all notices (if any)

required to be made and given by such Party in connection with the Offer and the Merger and the other Transactions; (ii) use commercially reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Legal Requirement or Material Contract by such Party in connection with the Transactions; and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger brought by any third Person against such Party. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

6.8 Disclosure. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties. From the date of such announcement through the Closing Date, and so long as this Agreement is in effect, none of the Company, Parent or any of its Subsidiaries shall issue or cause the publication of any public press release or other public announcement or any internal announcement to employees concerning the Transactions without the prior consultation and consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other Party), (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement; and (c) the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or with respect to any Acquisition Proposal or Company Adverse Change Recommendation.

6.9 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective Boards of Directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

6.10 Section 16 Matters. The Company, and the Company’s Board of Directors, shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of shares of Company Common Stock, Company Stock Awards, Company Warrants and Company Convertible Notes in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11 Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Legal Requirements, the Compensation Committee of the Company’s Board of Directors shall approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between the Company or any of its Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement or are entered into after the date of this Agreement and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and shall take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) (2) under the Exchange Act.

6.12 Purchaser Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Purchaser, a written consent adopting this Agreement.

6.13 Treatment of Convertible Senior Notes. To the extent required pursuant to the Company Indentures, the Company, the Surviving Corporation and Parent shall take all necessary action, effective upon the Effective Time, to execute and deliver a supplemental indenture to each Company Indenture to the applicable Trustee (as defined in such Company Indenture) to provide, among other things, that on and after the Effective Time, each holder of Company Convertible Notes shall have the right to convert such Company Convertible Notes into the conversion consideration determined by reference to the consideration receivable upon consummation of the Merger in respect of each Share in accordance with, and subject to, the provisions of such Company Indenture governing the conversions of the Company Convertible Notes issued thereunder (including any applicable increase in the “Conversion Rate” as defined therein) in each case in accordance with, and subject to, such Company Indenture (including without limitation the time periods specified therein). In addition, the Company and the Surviving Corporation shall take commercially reasonable efforts to take all such actions as may be required in accordance with, and subject to, the terms of the Company Indentures (including without limitation the time periods specified therein), including the giving of any notices that may be required in connection with any repurchases or conversions of the Company Convertible Notes occurring as a result of the transactions contemplated by this Agreement constituting a “Fundamental Change” and/or “Make-Whole Fundamental Change” as such terms are defined in the Company Indentures, and delivery of any supplemental indentures, legal opinions, officers’ certificates or other documents or instruments required in connection with the consummation of the Merger. The Company shall provide Parent, Purchaser and their counsel reasonable opportunity to review and comment on any written notice or communication to or with holders of Company Convertible Notes or with the Trustee under the Company Indenture prior to the dispatch or making thereof, and the Company shall give reasonable and good faith consideration to any comment made by Parent, Purchaser or their counsel.

SECTION 7. CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1 No Restraints. There shall not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal the consummation of the Merger; provided, however, that no Party shall be permitted to invoke this Section 7.1 unless it shall have taken all actions required under this Agreement to have any such order lifted.

7.2 Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not withdrawn.

SECTION 8. TERMINATION

8.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating Party to the other Party) prior to the Offer Acceptance Time:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if the Offer (as it may have been extended pursuant to this Agreement) shall have expired without the acceptance for payment of Shares pursuant to the Offer; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure of the acceptance for payment of Shares pursuant to the Offer is attributable to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the acceptance for payment of Shares pursuant to the Offer and such Party has not cured such failure within ten (10) days after having received notice thereof;

(c) by either Parent or the Company, if a court of competent jurisdiction or other Governmental Body shall have issued a decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of such final and nonappealable order, decree, ruling or other action is attributable to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(d) by Parent, if, whether or not permitted to do so: (i) the Company’s Board of Directors shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected a Company Adverse Change Recommendation; (ii) the Board of Directors of the Company shall have failed to publicly reaffirm its recommendation of this Agreement within five (5) business days after Parent so requests in writing, provided that, Parent may only make such request once every fifteen (15) days; (iii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, the Company’s Board of Directors fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) business days of the commencement of such tender offer or exchange offer (each of clauses

“(i)” through “(iii)”, a “Trigger Event”); or (iv) the Company breaches Section 5.3 in any material respect; provided, that any such termination must occur within ten (10) business days of the Trigger Event;

(e) by either Parent or the Company, if the Offer Acceptance Time shall not have occurred on or prior to 5 PM EST on December 26, 2016 (such date, the “End Date”); provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure of the Offer Acceptance Time to occur prior to the End Date is attributable to the failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party;

(f) by the Company, in order to accept a Superior Offer and simultaneously enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”), provided that the Company has complied in all material respects with the requirements of Section 5.3 and Section 6.1(b)(i);

(g) by Parent, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that the condition set forth in clause “(b)” or “(c)” of Annex I would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured, shall not have commenced to have been cured within fifteen (15) days of the date Parent gives the Company notice of such breach or failure to perform; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation hereunder;

(h) by the Company, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case if such breach or failure has had or would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions and such breach of failure cannot be satisfied and cannot be cured by Parent or Purchaser, as applicable, by the End Date, or if capable of being cured, shall not have commenced to have been cured within fifteen (15) days of the date the Company gives Parent notice of such breach or failure to perform; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder; or

(i) by the Company, if Purchaser shall have failed to commence (within the meaning of Rule 14d-3 under the Exchange Act) the Offer within four business days following the expiration of the period specified in Section 1.1(a) or if Purchaser shall have failed to accept and pay for all Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as may be extended) in accordance with the terms of this Agreement; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(i) if the failure of Purchaser to commence or consummate the Offer in accordance with the terms of this Agreement is attributable to a failure on the part of the Company to perform any covenant or obligation under this Agreement.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or their respective directors, officers and Affiliates following any such termination; provided, however, that (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (c) the termination of this Agreement shall not relieve any Party from any liability for fraud or willful and material breach of this Agreement prior to the date of termination (including, in the case of a breach by Parent or Purchaser, damages based on the consideration payable to the stockholders of the Company pursuant to this Agreement). Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 9.5(b) in lieu of terminating this Agreement pursuant to Section 8.1.

8.3 Expenses; Termination Fee.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(f);

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(d); or

(iii) (x) this Agreement is terminated pursuant to Section 8.1(b) or Sections 8.1(e) or 8.1(g), (y) a bona fide Acquisition Proposal shall have been made directly to the stockholders of the Company generally, any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal or an Acquisition Proposal shall have otherwise become publicly known and prior to such termination (unless publicly withdrawn prior to such termination) and (z) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or consummated an Acquisition Proposal (provided that for purposes of this clause (z) the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “100%”);

then, in any such event under clause “(i)”, “(ii)” or “(iii)” of this Section 8.3(b), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), on the date that the Specified Agreement is executed (or if the Specified Agreement is executed on a day that is not a business day, the next business day), (y) in the case of Section 8.3(b)(ii), within two (2) business days after such termination or (z) in the case of Section 8.3(b)(iii), within two (2) business days after the consummation of the Acquisition Proposal referred to in subclause (iii)(z) above; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” means a cash amount equal to $10,600,000. In the event that Parent or its designee shall receive full payment pursuant to this Section 8.3(b), the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser, any of their respective Affiliates (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(b) shall limit the rights of Parent or Purchaser under Section 9.5(b).

(c) Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 8.3(b) and any payments pursuant to Section 8.3(d) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, however, that this sub-clause (c) shall not apply to any liability for fraud or willful and material breach of this Agreement.

(d) The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

SECTION 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. Prior to the Offer Acceptance Time, subject to Section 6.5(d), this Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts. This Agreement and the other agreements and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.5 Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 9.5(c), in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, (it being agreed that the consents to jurisdiction and venue set forth in this Section 9.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.8. The Parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 8.3 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties hereto, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, further, however, that Parent or Purchaser may assign this Agreement to any of their Affiliates (provided that such assignment shall not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement); provided that no such assignment or pledge permitted pursuant to this Section 9.6 shall relieve Parent of its obligations hereunder.

9.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (i) if the Offer Acceptance Time occurs (A) the right of the Company’s stockholders to receive the Offer Price or Merger Consideration, as applicable and (B) the right of the holders of Company Stock Awards to receive the Merger Consideration pursuant to Section 2.8; (ii) the provisions set forth in Section 6.5 of this Agreement; and (iii) the limitations on liability of the Company Related Parties set forth in Section 8.3(c).

9.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

if to Parent or Purchaser (or following the Effective Time, the Company):

Laboratory Corporation of America Holdings

531 South Spring Street

Burlington, NC 27215

Attn: Deputy Chief Legal Officer

Email: Vaarts@LabCorp.com

with a copy to (which shall not constitute notice):

Hogan Lovells US LLP

875 Third Avenue

New York, NY 10022

Attn: Michael J. Silver

Email: michael.silver@hoganlovells.com

if to the Company (prior to the Effective Time):

Sequenom, Inc.

3595 John Hopkins Ct

San Diego, CA 92121

Attn: Jeff Linton

Email: jlinton@sequenom.com

with a copy to (which shall not constitute notice):

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attention:	Kay Chandler
Barbara L. Borden
Rama Padmanabhan
Facsimile:	(858) 550-6420
E-mail:	kchandler@cooley.com
bordenbl@cooley.com
rama@cooley.com

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.10 Obligation of Parent. Parent shall ensure that each of its Subsidiaries duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to its Subsidiaries under this Agreement, and Parent, as applicable, shall be jointly and severally liable with its Subsidiaries for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SEQUENOM, INC.

By:	/s/ Dirk van den Boom
Name:	Dirk van den Boom, Ph.D.
Title:	President and CEO

LABORATORY CORPORATION OF AMERICA HOLDINGS

By:	/s/ F. Samuel Eberts III
Name:	F. Samuel Eberts III
Title:	Chief Legal Officer, Corporate Secretary and SVP of Corporate Affairs

SAVOY ACQUISITION CORP.

By:	/s/ F. Samuel Eberts III
Name:	F. Samuel Eberts III
Title:	President and Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

1999 Plan. “1999 Plan” means the Company’s 1999 Stock Incentive Plan, as amended.

2006 Plan. “2006 Plan” means the Company’s 2006 Equity Incentive Plan, as amended.

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 5.3(a) of the Agreement.

Acquired Corporations. “Acquired Corporations” mean the Company and each of its Subsidiaries, collectively.

Acquisition Proposal. “Acquisition Proposal” means any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 23(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition or license of assets of the Company and its Subsidiaries equal to 15% or more of the Company’s assets or to which 15% or more of the Company’s revenues or earnings are attributable, (b) issuance or acquisition of 15% or more of the outstanding Company Common Stock, (c) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding Company Common Stock or (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding Company Common Stock, in each case other than the Transactions.

Affiliate. “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

Agreement. “Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Antitrust Laws. “Antitrust Laws” mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable laws and regulations (including non U.S. laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

Balance Sheet. “Balance Sheet” is defined in Section 3.6 of the Agreement.

BIS. “BIS” is defined in Section 3.12(l) of the Agreement.

Book-Entry Shares. “Book-Entry Shares” mean non-certificated shares of Company Common Stock represented by book-entry.

Burdensome Condition. “Burdensome Condition” is defined in Section 6.2(b) of the Agreement.

business day. “business day” means a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Legal Requirements to be closed.

Certificates. “Certificates” is defined in Section 2.6(b) of the Agreement.

Change in Circumstance. “Change in Circumstance” means any material event or development or material change in circumstances with respect to the Company that (a) was neither known to the Company’s Board of Directors nor reasonably foreseeable as of or prior to the date of the Agreement and (b) does not relate to (i) any Acquisition Proposal, (ii) any events, changes or circumstances relating to Parent, Purchaser or any of their Affiliates or (iii) clearance of the Merger under the Antitrust Laws.

Change of Control Payment. “Change of Control Payment” is defined in Section 3.9(a)(ix) of the Agreement.

CLIA. “CLIA” is defined in Section 3.12(a) of the Agreement.

Closing. “Closing” is defined in Section 2.3(a) of the Agreement.

Closing Date. “Closing Date” is defined in Section 2.3(a) of the Agreement.

Code. “Code” means the United States Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

Company. “Company” is defined in the preamble to the Agreement.

Company 401(k) Plan. “Company 401(k) Plan” is defined in Section 6.4(b) of the Agreement.

Company Accelerated Option. “Company Accelerated Option” is defined in Section 2.8(a) of the Agreement.

Company Accelerated RSU. “Company Accelerated RSU” is defined in Section 2.8(b) of the Agreement.

Company Adverse Change Recommendation. “Company Adverse Change Recommendation” is defined in Section 6.1(a) of the Agreement.

Company Associate. “Company Associate” means each officer or other employee, or individual who is an independent contractor, consultant or director, of or to any of the Acquired Corporations.

Company Board Recommendation. “Company Board Recommendation” is defined in Recital C of the Agreement.

Company Common Stock. “Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

Company Contract. “Company Contract” means any Contract to which an Acquired Corporation is a party.

Company Convertible Notes. “Company Convertible Notes” mean the convertible senior notes previously issued pursuant to the Company Indentures.

Company Disclosure Documents. “Company Disclosure Documents” is defined in Section 3.4(g) of the Agreement.

Company Disclosure Schedule. “Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee Agreement. “Company Employee Agreement” means each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) the Company or any Subsidiary and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of the Company or a Subsidiary to make any severance, termination, change in control or similar payment or to provide any benefit.

Company Equity Plans. “Company Equity Plans” mean the 1999 Plan, the 2006 Plan and the New Hire-Plan.

Company Indentures. “Company Indentures” mean the Indenture dated as of September 17, 2012 by and between the Company and Wells Fargo Bank, National Association, as trustee, and the Indenture dated as of June 9, 2015, by and between the Company and Wells Fargo Bank, National Association, as trustee.

Company IP. “Company IP” means (a) all Intellectual Property Rights that are owned or purported to be owned by an Acquired Corporation and (b) all Intellectual Property Rights licensed by an Acquired Corporation.

Company Lease. “Company Lease” means any Company Contract pursuant to which any Acquired Corporation leases or subleases Leased Real Property from another Person.

Company Licenses. “Company Licenses” is defined in Section 3.12(d) of the Agreement.

Company Material Adverse Effect. An event, occurrence, violation, inaccuracy, circumstance or other matter shall be deemed to have a “Company Material Adverse Effect” on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter (whether or not any such matter, considered together with all other matters, would constitute a breach of the representations, warranties, covenants or agreements of the Company set forth in the Agreement) had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, financial condition or results of operations of the Acquired Corporations taken as a whole or (b) the ability of the Company to consummate the Transactions in a timely manner; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Company Material Adverse Effect on the Acquired Corporations for purposes of clause (a) above: (i) any change in the market price or trading volume of the Company’s stock; (ii) any event, violation, inaccuracy, circumstance or other matter resulting from the announcement or pendency of the Transactions (other than for purposes of any representation or warranty contained in Section 3.21 (Non-Contravention; Consents) but subject to disclosures in Part 3.21 of the Company Disclosure Schedule); (iii) any event, circumstance, change or effect in the industries in which the Acquired Corporations operate or in the economy generally or other general business, financial or market conditions, except to the extent that the Acquired Corporations are adversely affected disproportionately relative to the other participants in such industries or the economy generally, as applicable; (iv) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency; (v) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity or any other similar event, except to the extent that such event, circumstance, change or effect disproportionately affects the Acquired Corporations relative to other participants in the industries in which the Acquired Corporations operate or the economy generally, as applicable; (vi) the failure of the Company to meet internal or analysts’ expectations or projections or the results of operations of the Company; (vii) any adverse effect arising directly from or otherwise directly relating to any action taken by the Company at the written direction of Parent or any action specifically required to be taken by the Company, or the failure of the Company to take any action that the Company is specifically prohibited by the terms of this Agreement from taking to the extent Parent fails to give its consent thereto after a written request therefor pursuant to Section 5.2; (viii) any event, circumstance, change or effect resulting or arising from Parent’s or Purchaser’s breach of this Agreement; or (ix) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP), except to the extent such event, circumstance, change or effect disproportionately affects the Acquired Corporations relative to other participants in the industries in which the Acquired Corporations operate or the economy generally, as applicable; it being understood that the exceptions in clauses “(i)” and “(vi)” shall not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clauses “(ii)” through “(v)” or “(vii)” through “(ix)” hereof) is or would be reasonably likely to be a Company Material Adverse Effect.

Company Options. “Company Options” mean all options to purchase shares of Company Common Stock granted by the Company pursuant to the Company Equity Plans.

Company Related Parties. “Company Related Parties” is defined in Section 8.3(c) of the Agreement.

Company Restricted Stock Awards. “Company Restricted Stock Awards” mean all awards of shares of Company Common Stock granted by the Company pursuant to the Company Equity Plans.

Company Returns. “Company Returns” is defined in Section 3.14(a) of the Agreement.

Company Rights Agreement. “Company Rights Agreement” means that certain Rights Agreement dated as of March 3, 2009, between the Company and American Stock Transfer and Trust Company, LLC.

Company RSUs. “Company RSUs” mean all restricted stock units with respect to Company Common Stock granted by the Company pursuant to the Company Equity Plans.

Company SEC Documents. “Company SEC Documents” is defined in Section 3.4(a) of the Agreement.

Company Stock Awards. “Company Stock Awards” mean all Company Options, Company RSUs and Company Restricted Stock Awards.

Company Warrants. “Company Warrants” mean each Warrant to Purchase Company Common Stock dated May 3, 2011, issued to the Chinese University of Hong Kong Foundation Limited.

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 5.1 of the Agreement.

Consent. “Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Continuing Employees. “Continuing Employees” means those employees of the Acquired Corporations who are employed by the Acquired Corporations as of immediately prior to the Effective Time and who continue to be actively employed by any Acquired Corporation immediately following the Effective Time.

Contract. “Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (except, in each case, ordinary course of business purchase orders).

DEA. “DEA” is defined in Section 3.12(a) of the Agreement.

Determination Notice. “Determination Notice” is defined in Section 6.1(b)(i) of the Agreement.

DGCL. “DGCL” means the Delaware General Corporation Law, as amended.

Dissenting Shares. “Dissenting Shares” is defined in Section 2.7 of the Agreement.

DOL. “DOL” is defined in Section 3.15(c) of the Agreement.

Effective Time. “Effective Time” is defined in Section 2.3(b) of the Agreement.

Employee Plan. “Employee Plan” means each Company Employee Agreement and any salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, stock-based, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, taxable fringe benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and each other compensation or employee benefit plan or arrangement, whether or not in writing, that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability.

Encumbrance. “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

End Date. “End Date” is defined in Section 8.1(e) of the Agreement.

Entity. “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health, worker health, natural resources or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, sale, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

ESPP. “ESPP” means the Company’s 1999 Employee Stock Purchase Plan, as amended.

Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Expiration Date. “Expiration Date” is defined in Section 1.1(c) of the Agreement.

Extension Deadline. “Extension Deadline” is defined in Section 1.1(c) of the Agreement.

Final Purchase Date. “Final Purchase Date” is defined in Section 6.3(b) of the Agreement.

FCPA. “FCPA” is defined in Section 3.12(i) of the Agreement.

FDA. “FDA” is defined in Section 3.12(f) of the Agreement.

FSE List. “FSE List” is defined in Section 3.12(l) of the Agreement.

GAAP. “GAAP” is defined in Section 3.4(b) of the Agreement.

Government Official. “Government Official” is defined in Section 3.12(i) of the Agreement.

Governmental Authorization. “Governmental Authorization” means any: (a) approvals, authorizations, registrations, licenses, exemptions, permits, franchises, permissions, exemptions, tariffs, grants, easements, variances, clearances, registrations, qualifications, authorizations, exceptions, certificates, orders and consents issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.

Hazardous Materials. “Hazardous Materials” mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

HIPAA. “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Clinical Health Act provisions of the American

Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and the implementing regulations of each, as each are amended from time to time and when those regulations become effective.

HSR Act. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

In-bound Licenses. “In-bound Licenses” is defined in Section 3.8(d) of the Agreement.

Indebtedness. “Indebtedness” means (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than the Company or any of its Subsidiaries, (b) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company and any of its Subsidiaries, (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases), or (d) any guaranty of any such obligations described in clauses “(a)” through “(c)” of any Person other than the Company or any of its Subsidiaries (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).

Indemnified Persons. “Indemnified Persons” is defined in Section 6.5(a) of the Agreement.

Information Privacy and Security Laws. “Information Privacy and Security Laws” means all Legal Requirements concerning the privacy, protection, transfer or security of Personal Information, including any applicable Legal Requirement, and all regulations promulgated and guidance issued by Governmental Bodies (including staff reports) thereunder, including, but not limited to, the following Legal Requirements and their implementing regulations or regulatory guidance, each as amended from time to time: HIPAA, guidance and regulations issued by the Food and Drug Administration regarding clinical trials or the de-identification of biological samples, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state data security laws, state social security number protection laws, state data breach notification laws, state consumer protection laws, Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data and the related national implementing laws and regulations of the European Union Member States, any Legal Requirements pertaining to privacy or data security of health information, genetic information or biological samples, and any applicable Legal Requirements concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including, but not limited to, outbound calling and text messaging, telemarketing, and email marketing).

Initial Expiration Date. “Initial Expiration Date” is defined in Section 1.1(c) of the Agreement.

Intellectual Property Rights. “Intellectual Property Rights” mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, combinations, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(f)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

IRS. “IRS” means the Internal Revenue Service.

IT Assets. “IT Assets” means computers, storage media, databases, applications, websites, software, servers, workstations, routers, hubs, switches, circuits, networks, computer network equipment or systems, data communications lines, and all other information technology equipment including parts of any of the foregoing such as firmware, screens, terminals, disks, cabling, related infrastructure, and other peripheral and associated electronic equipment and services owned, controlled, used, or held for use by or on behalf of any Acquired Corporation;

knowledge. “knowledge” with respect to an Entity shall mean with respect to any matter in question the actual knowledge of such Entity’s executive officers after due inquiry. With respect to matters involving Intellectual Property, knowledge does not require that any of such Entity’s executive officers conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches, and no knowledge of any third party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to such executive officers.

Law. “Law” means any statute, law, ordinance, rule, regulation, common law, code, injunction, order, judgment, ruling, decree, writ, governmental guideline or interpretation having the force of law or permit or regulation of any Governmental Body.

Leased Real Property. “Leased Real Property” is defined in Section 3.7(b) of the Agreement.

Legal Proceeding. “Legal Proceeding” means any action, suit, charge, complaint, claim, mediation, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code,

edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NASDAQ or the New York Stock Exchange).

Liens. “Liens” is defined in Section 5.2(b)(iii) of the Agreement.

Malicious Code. “Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” (as such terms are commonly understood in the software industry) or any other code designed to have any of the following functions: (i) disrupting, disabling or harming the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file, in each case, without authorization and without the applicable user’s consent;

Material Contract. “Material Contract” is defined in Section 3.9(a) of the Agreement.

Merger. “Merger” is defined in Recital B of the Agreement.

Merger Consideration. “Merger Consideration” is defined in Section 2.5(a)(iii) of the Agreement.

Minimum Condition. “Minimum Condition” is defined in Annex I to the Agreement.

NASDAQ. “NASDAQ” means The NASDAQ Global Select Market.

New-Hire Plan. “New-Hire Plan” means the Company’s New-Hire Equity Incentive Plan, as amended.

New Plans. “New Plans” is defined in Section 6.4(a) of the Agreement.

Non-Employee Equity Award. “Non-Employee Equity Award” is defined in Section 2.8(d) of the Agreement.

OFAC. “OFAC” is defined in Section 3.12(l) of the Agreement.

Offer. “Offer” is defined in Recital A of the Agreement.

Offer Acceptance Time. “Offer Acceptance Time” is defined in Section 6.1(b) of the Agreement.

Offer Commencement Date. “Offer Commencement Date” means the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

Offer Conditions. “Offer Conditions” is defined in Section 1.1(b) of the Agreement.

Offer Documents. “Offer Documents” is defined in Section 1.1(e) of the Agreement.

Offer Price. “Offer Price” is defined in Recital A of the Agreement.

Offer to Purchase. “Offer to Purchase” is defined in Section 1.1(b) of the Agreement.

Other Company Benefit Plan. “Other Company Benefit Plan” is defined in Section 6.4(c) of the Agreement.

Out-bound Licenses. “Out-bound Licenses” is defined in Section 3.8(d) of the Agreement.

Parent. “Parent” is defined in the preamble to the Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” means any effect, change, event or occurrence that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Transactions.

Parent Related Parties. “Parent Related Parties” is defined in Section 8.3(b) of the Agreement.

Parties. “Parties” mean Parent, Purchaser and the Company.

Paying Agent. “Paying Agent” is defined in Section 2.6(a) of the Agreement.

Payment Fund. “Payment Fund” is defined in Section 2.6(a) of the Agreement.

Payment Program. “Payment Program” is defined in Section 3.12(j) of the Agreement.

PCI DSS. “PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

Permitted Encumbrance. “Permitted Encumbrance” means (a) any Encumbrance that arises out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract or any license of intellectual property, (d) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report and (e) any In-Bound License and any Out-bound License.

Person. “Person” means any individual, Entity or Governmental Body.

Personal Information. “Personal Information” means, collectively (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers, health or genetic information, biological sample or any other piece of information that allows for the identification of that person or that person’s device; (ii) any other information defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” or any similar or comparable term under any Law; or (iii) any information that is covered by the PCI DSS.

Plan Termination Date. “Plan Termination Date” is defined in Section 6.4(b) of the Agreement.

Pre-Closing Period. “Pre-Closing Period” is defined in Section 5.1 of the Agreement.

Purchaser. “Purchaser” is defined in the preamble to the Agreement.

Registered IP. “Registered IP” means all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, and all applications for any of the foregoing.

Release. “Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

Representatives. “Representatives” mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

Restricted Parties. “Restricted Parties” is defined in Section 3.12(j) of the Agreement.

Rights. “Rights” is as defined in the Company Rights Agreement.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

Schedule 14D-9. “Schedule 14D-9” is defined in Section 1.2(a) of the Agreement.

Schedule TO. “Schedule TO” is defined in Section 1.1(e) of the Agreement.

SDN List. “SDN List” is defined in Section 3.12(l) of the Agreement.

SEC. “SEC” means the United States Securities and Exchange Commission.

Securities Act. “Securities Act” means the Securities Act of 1933, as amended.

Security Risk Assessments. “Security Risk Assessments” is defined in Section 3.12(q) of the Agreement.

Shares. “Shares” is defined in Recital A of the Agreement.

Software. “Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing;

Specified Agreement. “Specified Agreement” is defined in Section 8.1(f) of the Agreement.

SSI List. “SSI List” is defined in Section 3.12(l) of the Agreement.

Subsidiary. An Entity is deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Offer. “Superior Offer” means a bona fide written Acquisition Proposal that the Board of Directors of the Company determines, in its good faith judgment, after consultation with its outside legal counsel and its financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing and certainty of financing, if applicable) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Company’s Board of Directors deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transaction contemplated by this Agreement; provided that for purposes of the definition of “Superior Offer”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “80%.”

Surviving Corporation. “Surviving Corporation” is defined in Recital B of the Agreement.

Takeover Laws. “Takeover Laws” mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

Tax. “Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), escheat obligation, levy, assessment, tariff, duty

(including any customs duty) or other tax of any kind whatsoever, including any charge or amount (including any fine, penalty or interest) related to any tax, imposed, assessed or collected by or under the authority of any Governmental Body and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person (other than indemnification for Taxes pursuant to (1) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business or (2) property Taxes payable with respect to any property lease).

Tax Return. “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Termination Fee. “Termination Fee” is defined in Section 8.3(b) of the Agreement.

Trade Control Laws. “Trade Control Laws” is defined in Section 3.12(l) of the Agreement.

Trade Secrets. “Trade Secrets” is defined in Section 3.8(g) of the Agreement.

Transactions. “Transactions” mean (a) the execution and delivery of the Agreement and (b) all of the transactions contemplated by this Agreement, including the Offer and the Merger.

Trigger Event. “Trigger Event” is defined in Section 8.1(d) of the Agreement.

EXHIBIT B

SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

Form of Certificate of Incorporation of Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SEQUENOM, INC.

ARTICLE I.

Name

The name of the corporation shall be SEQUENOM, INC. (the “Corporation”).

ARTICLE II.

Registered Office

The registered office of the Corporation in the State of Delaware shall be located at 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808. The name of the initial registered agent of the Corporation at such address is the Corporation Service Company.

ARTICLE III.

Purpose and Powers

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, (the “Delaware General Corporation Law”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE IV.

Capital Stock

Section 4.1 Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is one thousand (1,000) shares of common stock, having a par value of $.001 per share (the “Common Stock”).

Section 4.2 Common Stock

4.2.1 Dividends. Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.

4.2.2 Dissolution, Liquidation, Winding Up. In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

4.2.3. Voting Rights. Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

ARTICLE V.

Board of Directors

Section 5.1 Number; Election

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the by-laws of the Corporation. Unless and except to the extent that the by-laws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors of the Corporation.

Section 5.2 Management of Business and Affairs of the Corporation

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

Section 5.3 Exculpation

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 5.4 Indemnification

To the extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders and others.

Section 5.5 Effect of Repeal or Modification

Any repeal or modification of Section 5.3 or Section 5.4 shall be prospective and shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VI.

Amendment of By-Laws

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the by-laws of the Corporation.

ARTICLE VII.

Amendment of Certificate of Incorporation

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VII.

ANNEX I

CONDITIONS TO THE OFFER

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(h)” below. Accordingly, notwithstanding any other provision of the Offer or this Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any validly tendered Shares, and, to the extent permitted by this Agreement, may terminate the Offer: (i) upon termination of this Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(c) of this Agreement) or amend the Offer as otherwise permitted by this Agreement, if: (A) the Minimum Condition shall not be satisfied by 12:01 a.m., Eastern Time, on the Expiration Date of the Offer; or (B) any of the additional conditions set forth in clauses “(b)” through “(h)” below shall not be satisfied or waived in writing by Parent:

(a) there shall have been tendered and not validly withdrawn Shares that, considered together with all other Shares (if any)otherwise owned by Purchaser, would represent one more than 50% of the total number of Shares outstanding at the time of the consummation of the Offer within the meaning of Section 251(h)(6)(a) of the DGCL, including for the purposes of this calculation (x) Shares subject to Company Restricted Stock Awards plus (y) the aggregate number of Shares issuable to holders of Company Options and Company Warrants from which the Company has received notices of exercise prior to the expiration of the Offer (and as to which Shares have not yet been issued to such exercising holders of Company Options and Company Warrants), plus (z), the aggregate number of Shares issuable upon the deemed or pending exercise, if any, prior to or at the expiration of the Offer of any Company Warrants and Company Convertible Notes excluding any Company Warrants included in clause (y) (the “Minimum Condition”);

(b) (i) the representations and warranties of the Company set forth in Sections 3.3(a) and 3.3(d) and the first sentence of Section 3.3(c) (Capitalization, Etc.) of the Agreement shall have been true and correct in all respects (other than for de minimus inaccuracies) as of the date of the Agreement and shall be true and correct in all respects at and as of the Offer Acceptance Time as if made on and as of such time, (it being understood that, for purposes of determining the truth and correctness of such representations and warranties, (A) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded and (B) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(i)) only as of such date);

(ii) the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b) and 3.1(c) (Due Organization; Subsidiaries, Etc.), 3.3 (Capitalization, Etc.) (other than Sections 3.3(a) and 3.3(c) (first sentence) and 3.3(d)), 3.19 (Authority; Binding Nature of

Agreement), 3.20 (Section 203 of the DGCL Not Applicable), 3.21(a) and 3.21(b) only (Non-Contravention; Consents) and 3.23 (Financial Advisor) of the Agreement shall have been true and correct in all material respects as of the date of the Agreement and shall be true and correct in all material respects at and as of the Offer Acceptance Time as if made on and as of such time, (it being understood that, for purposes of determining the truth and correctness of such representations and warranties, (A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded and (C) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (b)(ii)) only as of such date);

(iii) the representations and warranties of the Company set forth in clause “(b)” of the first sentence of Section 3.5 (Absence of Changes) shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Offer Acceptance Time as if made on and as of such time (it being understood that any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded);

(iv) the representations and warranties of the Company set forth in the Agreement (other than those referred to in clauses “(i)”, “(ii)” or “(iii)” above) shall have been true and correct in all respects as of the date of the Agreement, and shall be true and correct in all respects at and as of the Offer Acceptance Time as if made on and as of such time, except that where the failure to be so true and correct (considered collectively) does not constitute, and would not reasonably be expected to have, a Company Material Adverse Effect (it being understood that, for purposes of determining the truth and correctness of such representations and warranties, (A) all “Company Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded, (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded and (C) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth above) only as of such date);

(c) the Company shall have complied with or performed in all material respects all of the Company’s covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time;

(d) since the date hereof, there shall not have been any Company Material Adverse Effect that shall be continuing as of the Offer Acceptance Time;

(e) the waiting period (or any extension thereof) applicable to the Offer under the HSR Act and the Antitrust Laws in the jurisdictions specified in Schedule 1.1(c) shall have expired or been terminated;

(f) Parent and Purchaser shall have received a certificate executed on behalf of the Company by its Chief Executive Officer and its Chief Business Officer, General Counsel and

Corporate Secretary confirming that the conditions set forth in clauses “(b),” “(c)” and “(d)” of this Annex I have been duly satisfied;

(g) There shall not have been issued by any court of competent jurisdiction or remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer nor shall any action have been taken, or any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger; and

(h) this Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and (except for the Minimum Condition) may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.